EXHIBIT 10.14

                            ASSET PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 30, 2003

                                      among

                           OPTIMAL SERVICES GROUP INC.
                                (the "Purchaser")

                                       and

                                    RBA INC.
                                 (the "Seller")

                                       and

                                 RICHARD BESNER
                               (the "Shareholder")

                             and to which intervenes

                             OPTIMAL ROBOTICS CORP.
                              ("Optimal Robotics")

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                                TABLE OF CONTENTS

                                                                            Page

Article 1 PURCHASE AND SALE...................................................23
   1.1   Acquired Assets......................................................23
   1.2   Excluded Assets......................................................23
   1.3   Assumption of Liabilities............................................23
   1.4   Excluded Liabilities.................................................23
   1.5   Effective Date.......................................................23
   1.6   Considerations and Payment...........................................23
   1.7   Consents and Releases................................................23
   1.8   Accounts Receivable Elections........................................23
   1.9   GST and QST Elections................................................23
   1.10     Assets belonging to Affiliates....................................23

Article 2 Closing.............................................................23
   2.1   Closing..............................................................23
   2.2   Schedules............................................................23

Article 3 Representations and Warranties by the Seller........................23
   3.1   Organization, Existence and Authority of the Seller..................23
   3.2   Immovable Property Leases............................................23
   3.3   Intellectual Property................................................23
   3.4   Litigation...........................................................23
   3.5   Contracts............................................................23
   3.6   Employees............................................................23
   3.7   Employee Plans.......................................................23
   3.8   Inventory............................................................23
   3.9   Accounts Receivable..................................................23
   3.10     Financial Statements..............................................23
   3.11     Condition of and Title to Assets..................................23
   3.12     Absence of Certain Changes or Events..............................23
   3.13     Governmental Permits..............................................23
   3.14     Compliance with Laws..............................................23
   3.15     No Options, etc...................................................23
   3.16     Books and Records.................................................23
   3.17     No Liabilities....................................................23
   3.18     Environmental Matters.............................................23
   3.19     Residence of the Seller...........................................23
   3.20     Suppliers and Customers...........................................23
   3.21     Product Liability and Product Warranty............................23
   3.22     Worker's Compensation Matters.....................................23
   3.23     Receivables.......................................................23
   3.24     Payables..........................................................23
   3.25     Notices...........................................................23
   3.26     Taxes.............................................................23
   3.27     Movable Property and Vehicles.....................................23
   3.28     Insurance.........................................................23
   3.29     Full Disclosure...................................................23

Article 4 Representations and Warranties by the Purchaser
          AND OPTIMAL ROBOTICS................................................23
   4.1   Organization, Existence and Authority of the Purchaser...............23
   4.2   Organization, Existence and Authority of Optimal Robotics............23
   4.3   Litigation...........................................................23

Article 5 Covenants of the PARTIES............................................23
   5.1   Conduct of Business..................................................23
   5.2   No Encumbrances......................................................23
   5.3   Access...............................................................23
   5.4   Consents and Estoppel Certificate....................................23
   5.5   Additional Agreements................................................23
   5.6   Notice of Untrue Representation or Warranty..........................23
   5.7   Unearned Revenues....................................................23
   5.8   Confidentiality......................................................23
   5.9   Cooperation in the Defence of Claims.................................23
   5.10     Covenant to Satisfy Closing Conditions............................23
   5.11     Montcap Guarantee.................................................23

Article 6 Employees...........................................................23

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                                      -ii-


   6.1   Employees............................................................23
   6.2   Terminated Employees.................................................23
   6.3   Employee Plans.......................................................23
   6.4   No Third Party Beneficiaries.........................................23

Article 7 Termination of Agreement............................................23
   7.1   Termination by the Purchaser.........................................23
   7.2   Termination by the Seller............................................23
   7.3   Other Termination Rights.............................................23
   7.4   Effect of Termination................................................23

Article 8 Conditions to the Closing...........................................23
   8.1   Conditions to Obligations of the Purchaser...........................23
   8.2   Conditions to Obligations of the Seller..............................23

Article 9 Survival; Indemnification...........................................23
   9.1   Survival; Remedy for Breach..........................................23
   9.2   Indemnification by the Seller........................................23
   9.3   Indemnification by the Purchaser.....................................23
   9.4   Extension of Indemnities.............................................23
   9.5   Taxes................................................................23
   9.6   Limitations..........................................................23

Article 10 Notices............................................................23
   10.1     Notices...........................................................23

Article 11 Certain Definitions................................................23
   11.1     Definitions.......................................................23

Article 12 Miscellaneous......................................................23
   12.1     Brokers...........................................................23
   12.2     Expenses..........................................................23
   12.3     Announcements.....................................................23
   12.4     Successors and Assigns............................................23
   12.5     Schedules and Exhibits............................................23
   12.6     Entire Agreement; Amendment.......................................23
   12.7     Counterparts......................................................23
   12.8     Agreement to Take Necessary and Desirable Actions.................23
   12.9     Headings..........................................................23
   12.10    Governing Law.....................................................23
   12.11    Severability......................................................23
   12.12    Jurisdiction; Consent to Service of Process.......................23
   12.13    Waiver............................................................23
   12.14    Guarantee of the Shareholder......................................23
   12.15    Conditions of the Guarantee.......................................23
   12.16    Language..........................................................23

Article 13 severance paymentS and other matters...............................23
   13.1     Severance Payments................................................23
   13.2     Moneris Indemnity.................................................23

EXHIBITS               DESCRIPTION

Exhibit A        --    Form of Employment Agreement
Exhibit B        --    Form of Opinion of Seller's Counsel
Exhibit C        --    Form of Opinion of Purchaser's Counsel
Exhibit D        --    Form of Holdback Disbursement Agreement
Exhibit E        --    Form of Non-Compete Covenant
Exhibit F        --    Form of Assignment of the Fiducie RBA/RBA Trust
Exhibit G        --    Form of Termination Agreement

SCHEDULES              DESCRIPTION

Schedule 1.1(b)  --    Inventory
Schedule 1.1(c)  --    Equipment
Schedule 1.1(e)  --    Proprietary Computer Software Systems
Schedule 1.1(f)  --    Vehicles

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                                     -iii-


Schedule 1.2(b)  --    Excluded Contracts
Schedule 1.2(d)  --    Excluded Receivables
Schedule 1.2(f)  --    Third Party Software Systems
Schedule 1.3(a)  --    Capital Leases
Schedule 1.3(b)  --    Accrued Liabilities
Schedule 1.3(d)  --    Contracts where the Seller has been paid in advance
Schedule 1.3(e)  --    Incomplete Purchase Orders/Requests
Schedule 1.6(c)  --    Copy of Moneris letter dated August 25, 2003
Schedule 1.7     --    Required Consents and Releases
Schedule 3.1(b)  --    Bankruptcy or Reorganization Proceedings
Schedule 3.1(c)  --    Other Consents
Schedule 3.2     --    Immovable Property Leases
Schedule 3.3     --    Intellectual Property
Schedule 3.4     --    Litigation
Schedule 3.5     --    Material Contracts
Schedule 3.6     --    Employee Matters
Schedule 3.7     --    Employee Plans
Schedule 3.10(a) --    Acquired Business Balance Sheet
Schedule 3.10(b) --    Financial Statements
Schedule 3.11    --    Assets Held by Non-Arm's Length Persons
Schedule 3.13    --    Required Permits
Schedule 3.18    --    Environmental Matters
Schedule 3.20    --    Suppliers and Customers
Schedule 3.21    --    Product Liability
Schedule 3.22    --    Workers' Compensation Matters
Schedule 3.23    --    Receivables
Schedule 3.24    --    Payables
Schedule 3.25    --    Notices
Schedule 3.26    --    Taxes
Schedule 3.28    --    Insurance Policies
Schedule 6.1     --    Employees
Schedule 6.2     --    Terminated Employees
Schedule 11.1(z) --    Permitted Liens

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                                      -4-


                            ASSET PURCHASE AGREEMENT

THIS AGREEMENT ("Agreement") dated as of September 30, 2003.

AMONG:                       OPTIMAL SERVICES GROUP INC., a Canadian corporation

                             (the "Purchaser")

AND:                         RBA INC., a Canadian corporation

                             (the "Seller")

AND:                         RICHARD BESNER, a businessman

                             (the "Shareholder")

AND TO WHICH INTERVENES:     OPTIMAL ROBOTICS CORP., a Canadian corporation

                             ("Optimal Robotics")

                               W I T N E S S E T H

WHEREAS the Seller provides multivendor hardware maintenance outsourcing services across Canada, including (i) Interac/Credit Cards system maintenance outsourcing services and (ii) computer maintenance services (the "Acquired Business"); and

WHEREAS the parties desire to enter into this Agreement pursuant to which the Seller will convey to the Purchaser and the Purchaser will acquire from the Seller the business, assets, properties and intellectual property constituting the Acquired Business in exchange for the consideration hereinafter specified;

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                PURCHASE AND SALE

1.1   Acquired Assets

      Except as otherwise specifically provided for herein, at the Closing, and with effect as of 6:00 p.m. (the "Effective Time") on the Closing Date, the Seller shall sell, transfer, convey and assign to the Purchaser and the Purchaser shall purchase, accept and acquire all of the Seller's right, title and interest in and to all of the business, assets, properties and intellectual property of the Seller, other than the Excluded Assets (as defined below), wheresoever situate (whether within the Province of Quebec or otherwise), (collectively, the "Assets") including, without limitation, the following:

      (a) the full benefit of all contracts, including leases of movable property and equipment, licence agreements, undertakings and commitments of any nature, written or oral, to which the Seller is entitled or is a party (the "Contracts"), including, without limitation: (i) all outstanding proposals for maintenance or repair services submitted by the Seller to any of its customers, (ii) all unfilled purchase orders/requests or commitments for services received by the Seller, (iii) all restrictive agreements and negative covenant agreements that the Seller may have with its employees, past and present, and (iv) the Material Contracts ;

      (b) all inventories, finished goods, materials and supplies, spare parts, work-in-progress and maintenance items of the Seller, including, without limitation, those items listed in Schedule 1.1(b) (collectively, the "Inventory");

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                                      -5-


      (c) all movable property and equipment and interests therein of the Seller, including, but not limited to, all furniture, furnishings, prototypes, fixtures, computers, office equipment (including word processing, accounting, communication and reproduction equipment), tools, test equipment and training equipment including, without limitation, the movable property and equipment listed in Schedule 1.1(c) (collectively, the "Movable Property");

      (d) all tangible records, files, documents, correspondence and other data however embodied (including, without limitation, on computer disks and tapes and photographic negatives) including, without limitation, business reports, plans and projections, customer and supplier lists, promotional or marketing materials, referral sources, books of account, tax records, account service histories and dispatch data, vendor lists, service manuals, service plans, parts lists, operator manuals, customer manuals, engineering changes (including engineering change notices), computer programs and software, purchase, sales and services correspondence, budgets, employee files, all customer and supplier information and files, research and development records, consents, approvals, authorizations, records and correspondence that relate to Permits, "how to" specifications, installation procedures, maintenance analysis procedures and repair manuals (collectively, the "Books and Records"), except for those records, files and other data which the Seller is unable to sell, transfer, convey or assign to the Purchaser pursuant to applicable Law; the Purchaser hereby authorizes the Seller to keep one archival copy of the Books and Records to be used by the Seller solely in the event of any dispute regarding the Assets, the Acquired Business or this Agreement, or in connection with the discussion, defense or settlement of any claim or potential claim by or against the Seller, its shareholders or directors including, without limitation, any tax audit or assessment, and the Purchaser undertakes to grant reasonable access to the Seller at any time following the Closing Date to the IBM AS/400 equipment and back-up systems to read, process and copy any such Books and Records which by their nature cannot be read, processed or copied otherwise, it being understood that the Seller shall not use such Books and Records for any other purpose, including, without limitation, to compete with the Acquired Business or to solicit clients of the Acquired Business; the Purchaser, acting reasonably, at any time following the Closing Date will have access to the Seller's legal files related to the Assets and the Acquired Business (except for the Shareholder's personal files, the Seller's corporate records and all files related to the negotiation and sale of the Acquired Business), on a need-to-know basis, which are currently located at the offices of the three (3) law firms Desjardins Ducharme Stein Monast, Mendelsohn and Le Corre et Associes, upon reasonable notice and at the Purchaser's costs, and the Seller undertakes to grant all necessary consent or authorization to facilitate such access;

      (e) all copies of and any rights to proprietary computer software systems including, without limitation, those listed in Schedule 1.1(e);

      (f) all trailers, trucks, material handling equipment, cars and other vehicles owned or leased by the Seller, including, without limitation, those listed and described in Schedule 1.1(f) (collectively, the "Vehicles") as well as all assignable warranties related to the Vehicles;

      (g) all accounts receivable, trade accounts notes receivable, book debts and other debts due or accruing due to the Seller (collectively, the "Receivables") and the full benefit of all security for any of the Receivables;

      (h) all prepaid expenses and security deposits of the Seller, except as otherwise expressly excluded in this Agreement;

      (i) all right, title and interest of the Seller in and to the Immovable Property Leases (including, without limitation, any security deposits and any options to renew or purchase related thereto), the premises subject to such Immovable Property Leases and the leasehold improvements pertaining thereto;

      (j) all Permits owned, held or used by the Seller, to the extent transferable, including, without limitation, the Permits listed in
            Schedule 3.13;

      (k) any and all (i) trademarks, trade names, business names, brand names, service marks, computer software, computer programs, copyrights, designs, trade secrets, inventions, patents, franchises, formulae, processes, know-how, technology and related goodwill, (ii) applications, registrations, issued patents, continuations in part, divisional applications or analogous rights or licence rights therefor, and (iii) other intellectual or industrial property, including, without limitation, the intellectual property described in Schedule 3.3, in each case, owned or used by the Seller (collectively, the "Intellectual Property");

      (l) the goodwill of the Seller, including, without limitation, the exclusive right to the Purchaser to (i) represent itself as carrying on the Acquired Business in continuation of and in succession to the Seller, and (ii) use any words indicating that the Acquired Business is so carried on, including all of the Seller's right, title

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                                      -6-


            and interest in and to the name "RBA", together with the rights, if any, to telephone and facsimile numbers and internet domain names owned or used by the Seller;

      (m) all claims of the Seller against third parties, whether known or unknown, choate or inchoate, contingent or otherwise;

      (n) all artwork, signs, facia, merchandising units, exhibits and packaging;

      (o)   all proceeds of any or all of the foregoing; and

      (p) all other property, assets and rights, movable or immovable, tangible or intangible, owned by the Seller.

1.2   Excluded Assets

      Notwithstanding the foregoing, the Assets to be purchased and sold pursuant to this Agreement shall not include any of the following (collectively, the "Excluded Assets"):

      (a) all cash, marketable securities, bank balances, money in possession of banks and other depositaries (other than security deposits held by suppliers), term or time deposits and similar cash items owned or held by or for the account of the Seller as of the Closing Date including, without limitation, that certain sum of money paid prior to the date hereof by the Seller to La Societe des Loteries Video du Quebec (the "SLVQ") as a deposit (the "SLVQ Deposit"; the amount of the SLVQ Deposit together with the amount of all such cash or similar cash items being sometimes hereinafter referred to collectively as the "Cash Amount"). The parties agree that the SLVQ Deposit shall not be withdrawn from SLVQ and that an equivalent sum of money in the amount of two hundred thousand dollars ($200,000) shall be paid at Closing by the Purchaser to the Seller. The Parties will execute on the Closing Date an assignment agreement providing for the assignment of the SLVQ Deposit to the Purchaser and such assignment shall be properly notified to SLVQ (the "SLVQ Assignment Agreement"). In the event that the Purchaser performs its obligations pursuant to the service agreement with SLVQ under the licence issued by SLVQ to the Seller (the "Seller's Licence") until the SLVQ issues a licence to the Purchaser, the Purchaser undertakes to assume all obligations under the Seller's Licence to the complete exculpation of the Seller, and the Purchaser shall indemnify, defend and hold harmless the Seller for any Damages incurred or suffered by the Seller arising out of or resulting from the Purchaser's performance or non-performance under the Seller's Licence.

      (b) any interest of the Seller in the contracts listed in Schedule 1.2(b), related to the lease, rental or use of immovable property or fixtures other than with respect to the premises subject to the Immovable Property Leases;

      (c)   any interest of the Seller in insurance policies;

      (d) any amounts received or recovered with respect to any dispute, litigation, action or proceeding listed in Schedule 1.2(d);

      (e)   income tax refunds and other tax refunds receivable by the Seller;

      (f) any rights to the third party proprietary computer software systems listed in Schedule 1.2(f), to the extent only that the consent of the licensors or lessors thereof is required to transfer or assign the Seller's interest in such systems to the Purchaser and such consent is refused by the licensor or lessor. The Seller shall use its best efforts, but shall not be required to pay any licence or transfer fees or otherwise expend any funds, to obtain the consents of the licensors or lessors thereof to such transfer or assignment;

      (g) those assets of the Seller, not expressly included within the Assets, in regard to which there is a corresponding obligation, other than an Assumed Liability, that has not been fully paid or otherwise performed by the Seller as of the Effective Time; and

      (h) the minute books, corporate seal and corporate records of the Seller.

1.3   Assumption of Liabilities

      Except as otherwise specifically provided herein, the Purchaser shall, as of the Effective Time on the Closing Date, assume and thereafter pay, perform or discharge when due, to the complete exculpation of the Seller, or

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                                      -7-


      reimburse the Seller for any payments made on the Purchaser's behalf with respect to (collectively, the "Assumed Liabilities"):

      (a) the obligations of the Seller accruing as and from the Effective Time on the Closing Date under the capital leases listed in Schedule 1.3(a) (the "Capital Leases");

      (b) all trade and other accounts payable and all accrued liabilities relating to the Acquired Business that are outstanding as at the close of business on the Closing Date and which are listed on
            Schedule 1.3(b) (for the period up to August 31, 2003) or on the Closing Balance Sheet (collectively, the "Accrued Liabilities");

      (c) all trade and other accounts payable relating to the Acquired Business that accrue as and from the Effective Time on the Closing Date;

      (d) the Seller's obligations accruing as and from the Effective Time on Closing Date under the Contracts (including those Contracts in respect of which the Seller has been paid in advance for the services to be provided thereunder, a list of which Contracts for which payments have been received on or prior to August 31, 2003 is attached hereto as Schedule 1.3(d)) and the Immovable Property Leases;

      (e) the Seller's obligation to complete all purchase orders/requests for services entered into in the ordinary course of the operations of the Acquired Business (a list of uncompleted purchase orders/requests involving payments in excess of CDN$150,000 each and dated on or earlier than August 31, 2003 is attached as Schedule 1.3(e)) to the extent unfilled on the Closing Date, except for those purchase orders/requests for service which are cancelled (without any obligation surviving) by the Purchaser after the Closing Date;

      (f)   the Seller's obligation to pay the Settlement Amount;

      (g) the Seller's obligation to pay the commission, in the amount of $406,113.29 (including GST of $24,500.00, QST of $28,087.50 and out of pocket expenses of $3,525.79), owing to CIBC in connection with the transactions herein contemplated;

      (h) the indebtedness owing by the Seller to Montcap Financial Corporation pursuant to the agreement dated April 2, 2003. The amount of such indebtedness as at the close of business on September 30, 2003 is two million five hundred sixty-three thousand thirty-six Canadian Dollars and fifty-four cents (CDN$2,563,036.54) inclusive of the Montcap Fee, legal fees and miscellaneous charges to be included in the final statement to be delivered by Montcap Financial Corporation;

      (i)   the obligation of the Seller to pay the Montcap Fee;

      (j) any liability or claim arising out of the ownership of the Assets or the operation of the Acquired Business accruing as and from the Effective Time on the Closing Date, including without limitation, any claim for injury to any employee, to the extent that the occurrence alleged to give rise to such liability is subsequent to the Effective Time on the Closing Date;

      (k) any liabilities of the Seller accruing from or being determined by reference to any period prior to, as at and subsequent to the Effective Time on the Closing Date relating to the employment of those of the employees of the Seller who shall have continued their employment with the Purchaser as contemplated under Section 6.1 including, without limitation, any liabilities to said employees (i) for salary, wages, accumulated overtime, severance payment or other separation benefits, bonuses, vacation pay, accumulated vacation time and other compensation and (ii) arising out of the Employee Plans such liabilities accruing from or being determined by reference to any period prior to, as at and subsequent to the Closing Date;

      (l) any liabilities of the Purchaser for or relating to any Taxes relating to the Acquired Business or the Assets accrued or incurred after the Effective Time on the Closing Date;

      (m) any obligation or liability under Contract which is not assignable to the Purchaser (or which is assignable to the Purchaser but only with the consent of a third party and such consent is not obtained) and with respect to which the Purchaser receives all or substantially all of the benefits of the Seller thereunder; and

      (n) any other liabilities incurred by the Seller with respect to the Acquired Business expressly assumed by the Purchaser under this Agreement.

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1.4   Excluded Liabilities

      Except for Assumed Liabilities, the Purchaser shall not, and does not assume, agree to perform or discharge, indemnify the Seller against or otherwise have any responsibility for any liabilities, costs, expenses, claims against or losses of the Seller (collectively the "Excluded Liabilities"), including, without limitation, the following:

      (a) any liabilities of the Seller for or relating to any Taxes relating to the Acquired Business or the Assets, which are accrued or incurred before the Effective Time on the Closing Date;

      (b) any liability of the Seller not disclosed on the Closing Balance Sheet pertaining to any employee of the Seller not listed in
            Schedule 6.1 or Schedule 6.2, or the termination of his or her employment;

      (c) except as otherwise provided in Section 1.3, with respect to any litigation, action or proceeding, whether or not now pending or threatened, to the extent based on events occurring or a state of facts existing on or prior to the Effective Time on the Closing Date, whether or not the Seller has been notified of any existing or potential claims with respect to products used or services rendered by the Seller prior to the Closing;

      (d) any current liability which accrued prior to the Effective Time on the Closing Date and not disclosed on Schedule 1.3(b) or on the Closing Balance Sheet;

      (e) where a current liability which accrued prior to the Effective Time on the Closing Date is disclosed on the Closing Balance Sheet but the actual amount of such liability exceeds the amount disclosed, the amount in excess of the amount so disclosed;

      (f) any obligations or liabilities of the Seller arising out of any immovable property leases listed in Schedule 1.2(b);

      (g) whether or not disclosed by Seller, any retention bonus or sale of business bonus (golden parachute), if any, payable to any employee of Seller as a result of the consummation of the transactions contemplated herein;

      (h) any obligation or liability under Contract which is not assignable to the Purchaser (or which is assignable to the Purchaser but only with the consent of a third party and such consent is not obtained) and with respect to which the Purchaser does not receive all or substantially all of the benefits of the Seller in accordance with
            Section 5.5(b), provided that the Seller and the Purchaser shall cooperate in order that the Purchaser receives such benefits or, in the event that the Purchaser does not receive such benefits, the Purchaser undertakes to use reasonable commercial efforts to assist the Seller, at the Seller's costs, with its obligations under such contracts; and

      (i) any liability arising out of the Factoring Services Agreement dated as of April 2, 2003 between Montcap Financial Corporation and the Seller other than the obligations expressly assumed by the Purchaser pursuant to the Termination Agreement.

1.5   Effective Date

      It is understood and agreed that the Purchaser is acquiring the Assets and assuming the Assumed Liabilities as of the Effective Time on the Closing Date.

1.6   Considerations and Payment

      (a) The purchase price for the Assets (the "Purchase Price") shall be the sum of (a) four million seven hundred thousand Canadian Dollars (CDN$4,700,000), less the Cash Amount (which the parties estimate to be seven hundred thousand Canadian Dollars (CDN$700,000) as at the Closing Date) and subject to the Post-Closing Adjustment as provided in Section 1.6(d) below (the "Cash Consideration"), (b) the amount of the Assumed Liabilities; (c) the amount of two hundred thousand Canadian Dollars (CDN$200,000) in consideration for the SLVQ Deposit (the "SLVQ Payment"); and (d) the Severance Payments (as defined below in Article 13). Payment of the Purchase Price shall be effected, as to the Cash Consideration, the SLVQ Deposit and the estimated Severance Payments in the amount of eight hundred ninety-eight thousand eight hundred fourteen Canadian Dollars and forty-seven cents (CDN$898,814.47), by the payment of same in accordance with the provisions of Section 1.6(b) and, as to the Assumed Liabilities, by the assumption and payment of same by the Purchaser.

      (b) On the Closing Date, the Purchaser will deliver (i) to the Seller, a bank draft or a certified cheque in the amount of three million four hundred thousand Canadian Dollars (CDN$3,400,000), on account of the Cash Consideration and the SLVQ Payment; (ii) to Kaplan Burack Hayden Nayer Silverman (the "Agent"), a bank draft or a certified cheque in the amount of one million Canadian Dollars (CDN$1,000,000) (the "Holdback Amount"), on account of the Cash Consideration, such Holdback Amount to be dealt with in accordance with the provisions contained in Section 1.6(f); and (iii) to the Agent, a bank draft or a certified cheque in the amount of eight hundred ninety-eight thousand eight hundred fourteen Canadian Dollars and forty-seven cents (CDN$898,814.47), on account of the estimated Severance Payments, to be dispersed by the Agent to the individuals to whom the Seller and the Purchaser have jointly agreed the Severance Payments shall be payable. As set forth in Section 1.6(c), a procedure has been established for the purpose of preparing the Closing Balance Sheet and establishing any Post-Closing Adjustment to determine the final Purchase Price.

      (c) Not more than fifty-five (55) days after the Closing Date, the Seller shall deliver to the Purchaser an unaudited closing balance sheet (the "Closing Balance Sheet") of the Acquired Business as at the Effective Time on the Closing Date, which Closing Balance Sheet shall be prepared on a basis that is consistent with prior periods, including, without limitation, on a basis consistent with the Financial Statements. The Purchaser and its representatives, acting reasonably, shall be permitted full access to observe at all times during normal business hours the preparation of the Closing Balance Sheet and to ask questions to the Seller and its representatives. Purchaser agrees to provide the Seller and the Seller's accountants, at no cost to the Purchaser, full access to the books and records of the Purchaser (relating to the Acquired Business and the Assets) only during normal business hours to the extent reasonably requested by the Seller for purposes of preparing the Closing Balance Sheet. Seller agrees to provide Purchaser and Purchaser's accountants, at no cost to Seller, full access to its books and records after the Closing Date to the extent reasonably requested by the Purchaser for purposes of reviewing the Closing Balance Sheet. Unless the Purchaser notifies the Seller in writing on or prior to the later of
            (i) the sixtieth (60th) day after the Closing Date, and (ii) the fifth (5th) business day after the delivery of the Closing Balance Sheet by the Seller to the Purchaser (the "Notice Deadline") that it disagrees with the Closing Balance Sheet (the "Purchaser's Notice"), the Closing Balance Sheet shall be deemed to constitute the Final Closing Balance Sheet (as hereinafter defined in this Section 1.6(c)) and shall be conclusive and binding on the Seller and the Purchaser. The Purchaser's Notice shall clearly identify the item(s) disputed by the Purchaser with the value proposed for such item(s). If the Purchaser so notifies the Seller in writing on or prior to the Notice Deadline, the Seller and the Purchaser shall attempt to resolve their differences with respect to the disputed item(s) within five (5) days after the Seller's receipt of the Purchaser's Notice (such period hereinafter referred to as the "Five Day Period"). Any such dispute not resolved by the Seller and the Purchaser within the Five Day Period will be submitted forthwith to the President of the Order of Chartered Accountants (Quebec) (or, in his absence or refusal to act, any chartered accountant selected by the said President) (the "Arbitrator") for resolution. The Arbitrator shall make a determination on the disputes so submitted as well as such modifications, if any, to the Closing Balance Sheet as reflect such determination, within seven (7) business days following the expiry of the Five Day Period and the same shall be conclusive and binding upon the parties and may not be appealed. The Arbitrator shall have no right to make any determination with respect to the undisputed portions or items of the Closing Balance Sheet, and no such determination with respect to the undisputed portions or items of the Closing Balance Sheet shall be binding on the Purchaser or the Seller. For each item in dispute, if the Arbitrator's determination does not differ from the Seller's determination in the Closing Balance Sheet by more than twenty-five thousand Canadian Dollars (CDN$25,000) to the Purchaser's advantage, then no modification shall be made to the Closing Balance Sheet for such item, unless the aggregate amount of such modifications exceeds one hundred thousand Canadian Dollars (CDN$100,000), in which circumstance each of such items shall be adjusted in accordance with the Arbitrator's determination. The dollar amount of any disputed item shall not, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Balance Sheet prepared by the Seller, in the case of the Seller, or in the Purchaser's Notice, in the case of the Purchaser. In the event that the net aggregate amount of all adjustments to the Closing Balance Sheet made by the Arbitrator to the Purchaser's advantage is less than or equal to one hundred thousand Canadian Dollars (CDN$100,000), the costs of the Arbitrator shall be borne solely by the Purchaser. In the event that the net aggregate amount of all adjustments to the Closing Balance Sheet made by the Arbitrator to the Purchaser's advantage is greater than one hundred thousand Canadian Dollars (CDN$100,000) and less than or equal to two hundred and fifty thousand Canadian Dollars ($CDN$250,000), the costs of the Arbitrator shall be borne equally by the Purchaser and the Seller. In the event that the net aggregate amount of all adjustments to the Closing Balance Sheet made by the Arbitrator to the Purchaser's advantage is greater than two hundred and fifty thousand Canadian Dollars (CDN$250,000), the costs of the Arbitrator shall be borne solely by the Seller. The Closing Balance Sheet as finally determined pursuant to the procedures set forth in this Section 1.6(c) is hereinafter referred to as the "Final Closing Balance Sheet".

      (d) Notwithstanding any other provision hereof to the contrary, the amount to be included in the Closing Balance Sheet on account of the Settlement Amount shall be understated by three hundred thousand

            Canadian Dollars (CDN$300,000), to account for the fact that the Cash Consideration has been reduced by the same amount pursuant to the agreement of the parties that the Seller shall support three hundred thousand Canadian Dollars (CDN$300,000) on account of the Settlement Amount. In addition, the Closing Balance Sheet shall include, as a separate line item liability, five-sixths (5/6) of the amount, if any, by which the October Moneris Inventory Discrepancy exceeds the one million three hundred sixty-two thousand eighty-one Canadian Dollars (CDN$1,362,081) claim of Moneris as set forth in the letter dated August 25, 2003, a copy of which is attached hereto as Schedule 1.6(c).

      (e) Further to the determination of the Final Closing Balance Sheet, the Purchase Price shall be adjusted as follows:

            (i) the Purchase Price shall be reduced on a dollar for dollar basis by the amount, if any, by which the shareholders' deficit appearing on the Final Closing Balance Sheet exceeds the amount of three hundred thousand Canadian dollars (CDN$300,000); or

            (ii) the Purchase Price shall be increased on a dollar for dollar basis by the amount, if any, by which the shareholders' deficit appearing on the Final Closing Balance Sheet is less than the amount of three hundred thousand Canadian dollars (CDN$300,000);

            (iii) the Purchase Price shall be reduced on a dollar for dollar basis by the amount, if any, by which the Cash Amount appearing on the Final Closing Balance Sheet exceeds seven hundred thousand Canadian dollars (CDN$700,000); or

            (iv) the Purchase Price shall be increased on a dollar for dollar basis by the amount, if any, by which the Cash Amount appearing on the Final Closing Balance Sheet is less than seven hundred thousand Canadian dollars (CDN$700,000);

            the net aggregate adjustment pursuant to the foregoing clauses of this Section 1.6(d) being called the "Post Closing Adjustment".

      (f) In the event of an increase in the Purchase Price, in accordance with the foregoing, the amount by which the Post-Closing Adjustment exceeds the Holdback Amount shall be paid by the Purchaser to a single account designated by the Seller, in immediately available funds, within three (3) business days following the determination of the Final Closing Balance Sheet (the "Payment Period"), and the Agent shall remit the Holdback Amount to the Seller within the Payment Period.

            In the event of a reduction in the Purchase Price, in accordance with the foregoing:

            (i) if the amount of the Post-Closing Adjustment is less than the Holdback Amount, then the Agent shall remit, within the Payment Period, that portion of the Holdback Amount as shall be equal to the Post-Closing Adjustment to the Purchaser and the balance of the Holdback Amount, if any, to the Seller; or

            (ii) if the amount of the Post-Closing Adjustment is greater than the Holdback Amount, then the Agent shall remit, within the Payment Period, the Holdback amount to the Purchaser and the Seller shall pay to the Purchaser, within the Payment Period, the amount by which the Post-Closing Adjustment exceeds the Holdback Amount.

      (g) Any amount paid by the Purchaser in respect of Severance Payments in excess of the amount estimated therefor in Section 1.6(b) shall be considered to form part of the Purchase Price.

      (h) The Seller has remitted, concurrently herewith, the Holdback Amount to the Agent in order to secure the payment of the Post-Closing Adjustment and such Holdback Amount shall be dealt with in accordance with the terms of the Holdback Disbursement Agreement (the "Holdback Agreement") to be entered into on the Closing Date among the parties hereto and the Agent, which terms shall comply with the provisions of this Agreement, in the form attached hereto as Exhibit D.

      (i) The Seller has remitted to the Agent, concurrently herewith, the estimated Severance Payments pursuant to Section 1.6(b) to be dealt with in accordance with the terms of the Holdback Agreement, except for unsettled Severance Payments which shall be settled in accordance with the provisions of Article 13.

1.7   Consents and Releases

      The Purchaser acknowledges that the Seller is a party to various Contracts with customers and Immovable Property Leases which, by their terms, require the Seller to seek and obtain certain consents and releases prior to their assignment to the Purchaser as contemplated in this Agreement.
      Schedule 1.7 attached hereto lists those of such consents and releases which the Purchaser requires the obtainment by the Seller as a condition of the Closing. The Seller shall use its best efforts to secure such consents and releases prior to Closing. In addition to its obligations as set forth in Sections 5.4 and 5.5(b) hereof, in the event that the Seller is unable to secure any of such consents and releases prior to Closing, the Seller covenants and agrees, after the Closing to assist the Purchaser in obtaining such consents and releases, together with any other consents and releases that the Purchaser may reasonably request of the Seller, and the Seller agrees to execute such documents as the Purchaser may reasonably request in connection therewith.

1.8   Accounts Receivable Elections

      The Seller and the Purchaser shall jointly execute elections with respect to the Receivables under Section 22 of the ITA and Section 184 of the QTA on the forms prescribed for such purposes and shall designate therein the value of the Receivables as set forth in the Final Closing Balance Sheet. The Seller and the Purchaser shall file such election forms, along with any documentation necessary or desirable to give effect to such elections, with the Canada Customs and Revenue Agency and the Ministere du Revenu du Quebec within the prescribed delays.

1.9   GST and QST Elections

      The Seller and Purchaser shall jointly execute elections under Section 167 of the ETA and Section 75 of the QSTA on the forms prescribed for such purposes, along with any documentation necessary, in order to effect the sale of the Assets by the Seller to the Purchaser without payment of any federal goods and services tax ("GST") and Quebec sales tax ("QST"). The Purchaser shall file the election forms referred to hereinabove with the Canada Customs and Revenue Agency and the Ministere du Revenu du Quebec, respectively, together with the Purchaser's GST and QST returns for the Purchaser's GST and QST reporting period during which the transactions of purchase and sale contemplated herein are consummated.

1.10  Assets belonging to Affiliates

      To the extent that any asset owed by an Affiliate of the Seller or by a shareholder of the Seller or by any Person not at Arm's Length with such shareholder or the Seller is essential for the conduct of the Acquired Business or the use or operation of any of the Assets and would if owned by the Seller be considered to form part of the Assets, the Seller shall cause such Affiliate, Person or shareholder to convey and transfer such asset to the Purchaser, or the Seller for conveyance to the Purchaser at Closing.

                                    ARTICLE 2
                                     CLOSING

2.1   Closing

      (a) The closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place at the offices of Heenan Blaikie at 6:00 p.m. on September 30, 2003, or at such other time and place as the parties hereto may agree (the time and date of the Closing being hereinafter called the "Closing Date").

      (b) At the Closing, the Seller shall deliver to the Purchaser in form and substance reasonably satisfactory to the Purchaser:

            (i) certified copies of (A) the resolutions of the board of directors of the Seller authorizing the Seller to execute and deliver this Agreement and consummate the transactions contemplated hereby, (B) a special resolution or minutes of a special meeting of the shareholders of the Seller authorizing the Seller to consummate the transactions contemplated hereby, approved by the requisite majority of all the shareholders voting as a group and approved by the requisite majority of the holders of Class A shares and Class C shares each voting separately as a class, and (C) a list of the officers of the Seller authorized to sign agreements together with their specimen signatures;

            (ii) an employment agreement, substantially in the form attached hereto as Exhibit A, duly executed by the Shareholder (the "Employment Agreement");

            (iii) the Holdback Agreement, duly executed by the Seller and the Agent;

            (iv)    the SLVQ Assignment Agreement, duly executed by the Seller;

            (v) evidence satisfactory to the Purchaser of the release and discharge of all Encumbrances (other than Permitted Liens) on the Assets;

            (vi) a copy of the settlement agreement relating to the settlement of the Moneris Claim;

            (vii) all documents required to amend the corporate name of the Seller to remove all references to "RBA", "Richard Besner Associates", etc., and to cease the carrying on by the Seller of business thereunder, together with proof that all necessary proceedings of the Seller and its shareholders, corporate or otherwise, have been taken to approve such amendment and cessation;

            (viii) a legal opinion of Desjardins Ducharme Stein Monast, as counsel for the Seller, dated as of the Closing Date, substantially in the form of Exhibit B hereto;

            (ix) the consents and releases with respect to the Contracts and Immovable Property Leases listed in Schedule 1.7;

            (x) all necessary deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required by the Purchaser to transfer the Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances other than Permitted Liens;

            (xi)    possession of the Assets to the Purchaser;

            (xii)   assignment of any Permits to the extent permissible by Law;

            (xiii) a certificate of status, compliance, good standing or like certificate with respect to the Seller issued by the appropriate Government Body dated not earlier than September 19, 2003 for the Provinces of Quebec, Ontario (evidence of registration), Alberta and, on a best efforts basis, British Columbia;

            (xiv) domain name transfer agreements and trademark assignment agreements duly executed by the Seller in form and substance satisfactory to the Purchaser acting reasonably;

            (xv) a non-compete covenant, the form of which is attached hereto as Exhibit E, duly executed by the Seller and the Shareholder;

            (xvi) an assignment agreement relating to the Fiducie RBA/RBA Trust (which was settled on January 30, 1998) in the form attached hereto as Exhibit F duly executed by the Seller and the Shareholder in his capacity as trustee thereof; and

            (xvii) the Termination Agreement in the form attached hereto as Exhibit G, duly executed by Montcap Financial Corporation and the Seller.

      (c) At the Closing, the Purchaser will deliver to the Seller in form and substance reasonably satisfactory to the Seller:

            (i) certified copies of (A) the resolutions of the board of directors of the Purchaser authorizing the Purchaser to execute and deliver this Agreement and all other documents ancillary thereto and to consummate the transactions contemplated hereby and (B) a list of the officers of the Purchaser authorized to sign agreements together with their specimen signatures;

            (ii) all appropriate documents for the assumption of liabilities by the Purchaser pursuant to the terms of Section 1.3;

            (iii)   the Employment Agreement, duly executed by the Purchaser;

            (iv)    the Holdback Agreement, duly executed by the Purchaser;

            (v) the SLVQ Assignment Agreement, duly executed by the Purchaser;

            (vi)    the Termination Agreement, duly executed by the Purchaser;
                    and

            (vii) a legal opinion of Heenan Blaikie, as counsel for the Purchaser, dated as of the Closing Date, substantially in the form of Exhibit C hereto.

2.2   Schedules

      Unless otherwise expressly indicated herein, all Schedules shall be delivered concurrently with the execution of this Agreement and shall, with respect to Schedules to be delivered by the Seller, be in form and substance satisfactory to the Purchaser.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES BY THE SELLER

The Seller represents and warrants to the Purchaser that at the time of the execution of this Agreement and at the time of Closing:

3.1   Organization, Existence and Authority of the Seller

      (a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has the corporate power to execute, deliver and perform this Agreement and all other agreements contemplated hereby and thereby (collectively the "Transaction Documents"), to own, lease and operate its property and to carry on its business as it is now conducted. The Seller is duly licensed, registered or qualified to carry on business and is in good standing in the Provinces of Quebec, Ontario and Alberta.

      (b) Since January 1, 2003, no act or proceeding has been filed by or, to the Seller's knowledge, against the Seller in connection with the distribution, liquidation, winding up, bankruptcy or reorganization of Seller, other than as disclosed in Schedule 3.1(b) hereof.

      (c) Except as otherwise disclosed in Section 1.7 or in Schedule 3.1(c), the execution, delivery and performance of the Transaction Documents by the Seller and by the Shareholder and the consummation of the transactions contemplated hereby and thereby do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in or require to the Seller's knowledge the creation of any Encumbrance, other than the Permitted Liens, upon the Assets or result in a breach or a violation of, or conflict with any of the terms or provisions of the Seller's articles of incorporation, constating documents or by-laws, or result in the material breach, termination or acceleration of any debt or obligation under any Contract or under Immovable Property Lease or result in a breach of, or cause the termination or revocation of, any Permit held by the Seller and necessary to the ownership of the Assets or the operation of the Acquired Business, the whole subject to the Purchaser's acknowledgement in Section 1.7.

      (d) The Seller has taken all action required by Law, its articles of incorporation, its by-laws or otherwise to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

      (e) The Transaction Documents have been duly executed and delivered by the Seller and constitute a legal, valid and binding obligation of the Seller and the Shareholder, enforceable against each of them in accordance with their respective terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

      (f) There is no requirement, on the part of the Seller or the Shareholder, to make any filing with, give any notice to, or obtain any Permit from, any Governmental Body as a condition to the lawful completion of the transactions contemplated by any of the Transaction Documents.

      (g) All necessary corporate action on the part of the Seller's shareholders has been taken to authorize the execution of the Transaction Documents by the Seller and the performance of its obligations thereunder.

3.2   Immovable Property Leases

      The Seller does not own any immovable property. Schedule 3.2 attached hereto lists all of the immovable property leases used as a part of the Acquired Business (the "Immovable Property Leases"). Except for taxes exigible (but not yet due) in respect of the Immovable Property Leases for the current year, which taxes are disclosed in Schedule 1.3(b) and form part of the Assumed Liabilities, all rent, additional rent and other amounts required to be paid by the Seller prior to the Closing Date pursuant to the Immovable Property Leases have been duly paid to date and the Seller is not otherwise in default in meeting any of its material obligations under any of the Immovable Property Leases other than as disclosed in Schedule 3.2. None of the lessors under the Immovable Property Leases is in default in meeting any of its material obligations under any of such Immovable Property Leases.
      Schedule 3.2 contains, in respect of each Immovable Property Lease, the amount of any security deposit or prepaid rent, a description of the leased premises (the "Leased Premises"), the lessor, the term of the Immovable Property Lease, the rent under the Immovable Property Lease, any rights of renewal and any restrictions on assignment. Each such Immovable Property Lease is in full force and effect, unamended by oral and written agreement other than as disclosed in Schedule 3.2, and Seller is entitled to the full benefit and advantage of such Immovable Property Leases in compliance with the terms thereof. To the knowledge of the Seller, there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Assets by the Purchaser hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Immovable Property Lease, other than any requirements to obtain the consents and releases under such Immovable Property Leases. True, correct and complete copies of all Immovable Property Leases have been delivered to the Purchaser. To the knowledge of the Seller, the Seller has not received any notice of violation of any applicable Law or of any covenant, restriction or servitude affecting any of the Leased Premises or with respect to the use or occupancy of any of the Leased Premises given by any Governmental Body having jurisdiction over any of the Leased Premises or by any other Person entitled to enforce the same, which violation has not been remedied to the satisfaction of the Person giving the same. To the Seller's knowledge, there are no existing expropriation proceedings that would result in the taking of all or any part of any of the Leased Premises or that would adversely affect the current use of any of the Leased Premises. To the Seller's knowledge, any leasehold improvements pertaining to any of the Leased Premises have been constructed in a good and workmanlike manner in compliance with applicable Law, and to the Seller's knowledge all amounts for labour and materials relating to the construction and repair of such leasehold improvements have been paid in full. The Seller has not received any notice of proposed local improvement charges or special levies. To the Seller's knowledge, other than as disclosed in Schedule 3.2, the buildings and fixtures located on each of the Leased Premises, including heating, ventilation, mechanical, electrical, sewer, sprinkler and air conditioning systems, roof, foundation and floors, have been properly maintained except for normal wear and tear, to the extent of Seller's responsibility to do so under the applicable Immovable Property Lease, in accordance with applicable Law and are in good operating condition, are substantially fit for the purposes for which they are being utilized, and are not in need of any material repair or replacement which is the Seller's responsibility.

3.3   Intellectual Property

      Schedule 3.3 attached hereto sets forth a complete list and description of all Intellectual Property owned by the Seller. Schedule 3.3 attached hereto also sets forth a complete list and description of all Intellectual Property licensed by the Seller and used in connection with the Acquired Business. The Seller has provided the Purchaser with a true and complete copy of all Contracts that comprise or relate to the Intellectual Property.

      Except as indicated in Schedule 3.3:

      (a) the Seller is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, other than Permitted Liens;

      (b) no Person has been granted any interest in or right to use all or any portion of the Intellectual Property;

      (c) the Seller is not aware of a claim by any other Person of any infringement or breach of its industrial or intellectual property rights by the Seller, nor has the Seller received any notice that the conduct of the Acquired Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person;

      (d) the Seller has no knowledge of any material infringement or violation of any of its rights in the Intellectual Property;

      (e) to the knowledge of the Seller, the conduct of the Acquired Business including the use by the Seller of the Proprietary Computer Software Systems listed in Schedule 1.1(e) does not infringe upon the patents, trademarks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other Person and Seller is not in material breach of any third party software system licences listed in Schedule 1.2(f);

      (f) Each registered Intellectual Property listed in Schedule 3.3 is duly recorded in the name of the Seller and Seller has the right to hold and use such registered Intellectual Property without making payment to others

            (other than maintenance fees or similar fees payable to the registration authorities) or granting rights to others in exchange, unless otherwise indicated in Schedule 3.3;

      (g) Other than as disclosed in Schedule 3.3, Seller has not used (nor permitted any other Person to use) any Intellectual Property listed in Schedule 3.3 and owned by the Seller in any manner which would, to the Seller's knowledge, diminish, dilute or adversely affect the right, title or interest of the Seller in and to such Intellectual Property or which would, to the Seller's knowledge, diminish, dilute or adversely affect the protection granted under applicable Law to the Seller in respect of such Intellectual Property;

      (h) no settlement agreements and, to the knowledge of the Seller, no judgments limit or restrict any rights of the Seller in and to any Intellectual Property;

      (i) subject to the Purchaser's acknowledgement in Section 1.7, to the knowledge of the Seller, no condition exists which with notice or lapse of time or both would constitute a material default by the Seller under any third party software system licence or agreement listed in Schedule 1.2(f) (the "IP License Agreements"); and

      (j) to the knowledge of the Seller, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Seller to own or use any of the Intellectual Property and cannot reasonably be expected to give rise to a right of any party to any IP License Agreement to cancel, modify, amend, accelerate or terminate any such IP License Agreement, nor will such consummation require the consent of any third party in respect of any Intellectual Property.

3.4   Litigation

      Except as described in Schedule 3.4 and for the Moneris Claim, there are no (i) actions, suits or proceedings, at law or in equity, by any Person, which involves a claim or has a value of more than twenty-five thousand Canadian Dollars (CDN$25,000) individually or which taken together with others has an aggregate value in excess of one hundred thousand Canadian Dollars (CDN$100,000) or (ii) arbitrations, grievances or proceedings by or before (or to the knowledge of the Seller any investigation by) any Governmental Body, pending, or, to the knowledge of the Seller, threatened against or affecting the Seller, the Acquired Business or any of the Assets and, to the Seller's knowledge, there is no factual basis which could reasonably be expected to give rise to any such action, suit, arbitration, grievance or proceeding. The Seller is not subject to any legally binding judgment, order or decree entered in any lawsuit or proceeding nor has the Seller settled any claim prior to being prosecuted in respect of it other than the Moneris Claim. Except as disclosed in
      Schedule 3.4, the Seller is not the plaintiff or complainant in any action, suit or proceeding arising out of or connected with the Assets or the Acquired Business involving a claim or having a value, individually, of more than twenty-five thousand Canadian Dollars (CDN$25,000). Except as disclosed in Schedule 3.4, since June 1, 2002, there has been, to the Seller's knowledge, no action, suit or proceeding against the Seller which is currently outstanding.

3.5   Contracts

      (a) Schedule 3.5 attached hereto sets forth a complete and accurate list of the following Contracts, which relate to or affect the operations of the Acquired Business or by which any of the Assets or any purchasers thereof may be bound (collectively, the "Material Contracts"):

            (i) all contracts or commitments for capital expenditures or the acquisition of assets providing for payments in excess of CDN$25,000 each;

            (ii) all contracts relating to the rental or use of equipment, other movable property or fixtures involving payment of fixed or contingent annual rentals or sums in excess of CDN$25,000 each;

            (iii) to the extent applicable to the operations of the Acquired Business, all contracts seeking to limit the freedom of the purchaser of any of the Assets or the Acquired Business or any part thereof, of the Seller or of any officer, director, employee or agent of the Seller to use the Assets or to engage in or to compete in any line of business or with any Person or in any area or to use or disclose any information in its possession or restrict the right generally to sell to any current or potential customer of the Seller;

            (iv) all contracts or agreements for the purchase of any materials or supplies or services, except for any individual contract or agreement involving payments of less than CDN$50,000 each per annum and incurred in the ordinary course of business;

            (v) any contract, agreement or purchase order for the sale of products or furnishing of services, except for (a) any individual contract or agreement made in the ordinary course of business involving payments of less than CDN$50,000 each per annum, (b) individual purchase orders/requests of less than CDN$150,000 each, and (c) incomplete purchase orders/requests, contracts or agreements dated after August 31, 2003 involving payments of less than CDN$100,000;

            (vi)    all joint venture or limited partnership agreements;

            (vii) all loan agreements, notes, mortgages, hypothecs, indentures, security agreements or guarantees of the obligations of any Person or Affiliate;

            (viii) any contract entered into outside of the ordinary course of business involving payments in excess of CDN$25,000 each or CDN$100,000 in the aggregate;

            (ix) all contracts with any sales representatives, manufacturer representatives, or distributors who perform services in connections with the Acquired Business involving payments in excess of CDN$25,000 each or CDN$100,000 in the aggregate;

            (x) To the Seller's knowledge, all contracts with any Person not at Arm's Length to any shareholder of the Seller or with any Affiliate of the Seller;

            (xi) all guaranteed sales, consignment or volume rebate contracts involving payment in excess of CDN $25,000 each or CDN$100,000 in the aggregate dated earlier than September 1, 2003; and

            (xii)   all settlement or compromise agreements.

      (b) The Seller has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default of, any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and, to the knowledge of the Seller, there exists no default or event of default or event, occurrence, condition or act (including, without limitation, the purchase of the Assets by the Purchaser hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Material Contract, other than any requirements to obtain the consents and releases for the Contracts set forth in Schedule 1.7 and Schedule 3.1(c). True, correct and complete copies of all Material Contracts have been delivered to the Purchaser.

3.6   Employees

      Except as set forth in Schedule 3.6, with respect to the Acquired Business and employees of the Seller:

      (a) the Seller has been and is in material compliance with all Laws respecting employment and employment practices including any provisions thereof relating to health and safety, terms and conditions of employment, pay equity and wages and hours of work;

      (b) the Seller has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of the Seller, threatened against the Seller;

      (c) none of the operations of the Seller is subject to a collective bargaining agreement, none of the employees of the Seller is represented by a labour union or other labour organization, no collective bargaining agreement is currently being negotiated by the Seller and, to the Seller's knowledge, there are no organizing activities pending with respect to any of the employees of the Seller;

      (d) currently there is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Seller, threatened against the Seller;

      (e) all amounts due or accruing due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits or compensation are reflected in the Books and Records, in accordance with the Seller's accounting practices and applicable Law;

      (f) Schedule 3.6 contains a correct and complete list of all employees of the Seller currently employed (the "Employees"), whether active at work or not, their salaries, bonus arrangements, special benefits, fringe benefits, positions, ages, status as full-time or part-time employees and length of service. Except as disclosed in Schedule 1.3(b) or Schedule 3.6, all such Employees have received all remuneration and bonuses to which they were entitled to receive payments prior to the Closing Date in the course of their employment with the Seller. Schedule 3.6 also sets forth a true, correct and complete list of the following:

            (i) separately by location, the names, dates of birth, dates of hire, job titles and current salary or wage rates of all Employees, including any Employee on leave or other absence who has or may have a statutory, contractual or other right to return to work or a right to be reinstated in a job with the Seller, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid or payable to such Employees for the 2002 calendar year;

            (ii) all arrangements, written or oral, which compel the employment of any Employee by the Seller; and

            (iii) separately by location, the names, job titles and current salary or wage rates of all independent contractors, consultants, and dealers who principally perform services for the Seller;

      (g) Except as set forth on Schedule 3.6, (i) to the knowledge of the Seller, there have been no union organizing efforts conducted within the last two (2) years; (ii) during the two (2) years prior to the date of this Agreement there has not been, any strike, work stoppage, work slowdown or other material labour dispute with respect to Employees or affecting the Assets; (iii) there is no charge or complaint of discrimination, which is pending with any Governmental Body or, to the Seller's knowledge, threatened against the Seller relating to any of the Employees and there are no administrative charges or court complaints pending or, to the Seller's knowledge, threatened against the Seller under any applicable statute including Quebec's Labour Code or Act Respecting Labour Standards, or before the Commission des Normes du Travail or any provincial, municipal or federal court or agency or labour relations board or any other Governmental Body empowered to administer labour relations concerning alleged employment discrimination or any other matters relating to the employment of labour; (iv) there is no commitment or agreement to increase wages or modify the terms and conditions of employment of any Employee;
            (v) the Seller is not currently engaged in any labour negotiation affecting any Employee; and (vi) the Seller is not a party to any application, complaint or other proceeding under any statute regarding collective bargaining with respect to any Employee;

      (h) Except as disclosed in Schedule 3.6, no Employee has given notice of his or her intent to terminate employment with the Seller;

      (i) Except as disclosed in Schedule 3.6, there are no written employment contracts or oral employment contracts (other than contracts which can be terminated by the Seller for any reason whatsoever upon prior notice of not greater than thirty (30) days) in place between the Seller and any Employee; and

      (j) Except as disclosed in Schedule 3.6, since January 1, 2002 the Seller has not paid or agreed to pay any bonus, fee, distribution, remuneration or other compensation, nor provided or agreed to provide any other benefit to any Employee other than in the ordinary course of the Business in accordance with the Seller's compensation levels and practices in effect on that date.

3.7   Employee Plans

      (a) Schedule 3.7 lists and describes all the employee benefit, fringe benefit, supplemental employment benefit, bonus, incentive, profit sharing, termination, change of control, pension (including any "pension plan" as defined in Section 6 of Quebec's Supplementary Pension Plans Act), retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees, officers or directors of the Seller maintained, sponsored or funded by the Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered (the "Employee Plans"). The Seller has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof.

      (b) Except as disclosed in Schedule 3.7 and to the Seller's knowledge, the Employee Plans are in material compliance with all applicable Laws, regulations and government taxation or funding requirements and have since the date of commencement of such Employee Plans been in material compliance with all applicable Laws, regulations and government taxation or funding requirements. To the Seller's knowledge and except as disclosed in Schedule 3.7, there has been no material failure to comply with any applicable Law, regulation or requirement or any other circumstance which might reasonably be expected to result in the loss of tax approval or qualification of any of the Employee Plans.

            Without limiting the generality of the foregoing, except as disclosed in Schedule 3.7:

            (i) all material obligations of the Seller regarding the Employee Plans have been satisfied and, to the Seller's knowledge, no Taxes, penalties or fees are owing or exigible under any of the Employee Plans;

            (ii) to the Seller's knowledge, no Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered;

            (iii) all contributions or premiums required to be made by the Seller under the terms of each Employee Plan or by applicable Laws have been made as of the Closing Date;

            (iv) to the Seller's knowledge, there have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto;

            (v) to the Seller's knowledge, no insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder;

            (vi) to the Seller's knowledge, none of the Employee Plans enjoys any special tax status under applicable Law nor has any advance tax ruling been sought or received by the Seller in respect of any of the Employee Plans;

            (vii) no amendments or improvements to an Employee Plan have been made or, to the Seller's knowledge, promised, since January 1, 2003;

            (viii) none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees

            (ix) the Seller has not taken any "contribution holidays" from or with respect to the Employee Plan and has not used any portion of any surplus existing at any time under any Employee Plan for its own benefit; and

            (x) as of the Closing Date, there are no pending claims and, to the Seller's knowledge, no injury, facts, events or conditions which could give rise to a material claim against the Seller under any Employee Plan.

      (c) Except for the recent modification to the car allowance plan of the Seller, which modification has been disclosed to the Purchaser prior to the date hereof, no commitment to improve or otherwise amend any Employee Plan has been made.

      (d) All employee data necessary to administer any Employee Plan has been provided by the Seller to the Purchaser and is true and correct as of the date of this Agreement.

3.8   Inventory

      The Purchaser recognizes that a significant portion of the Inventory consists of spare parts, used or repairable components and maintenance items of all kinds and of all conditions. Subject to the above limitation and to the applicable notes in the Financial Statements and except to the extent of any reserve to be set forth on the Closing Balance Sheet, the Inventory is reasonable in quantity for the operations of the Acquired Business.

3.9   Accounts Receivable

      The Receivables of the Seller to be reflected on the Closing Balance Sheet, as well as the accounts receivable that have been assigned by Montcap Financial Corporation to the Purchaser pursuant to an agreement dated the date hereof among the Purchaser, the Seller and Montcap Financial Corporation, arose from bona fide transactions in the ordinary course of business. The Seller represents and warrants that such Receivables have been determined in a manner consistent with the Seller's past practice and GAAP.

3.10  Financial Statements

      (a) Attached hereto as Schedule 3.10(a) is an unaudited balance sheet for the Acquired Business as at June 30, 2003 (the "Acquired Business Balance Sheet"). Except for any adjustments which would have resulted from an audit conducted by independent public accountants, the Acquired Business Balance Sheet was prepared in accordance with GAAP applied on a consistent basis, and presents fairly the financial position of the Acquired Business as at June 30, 2003.

      (b) The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and each presents fairly (i) the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial position of the Seller as at the respective dates of the relevant statements and (ii) the sales and earnings of the Seller during the periods covered by the Financial Statements. A true, correct and complete copy of the Financial Statements is attached as Schedule 3.10(b).

3.11  Condition of and Title to Assets

      (a) The Seller has legal ownership of, and good and marketable title to, the Assets free and clear of all Encumbrances except for Permitted Liens. At the Closing, Seller will transfer to the Purchaser and Purchaser will be vested with good and valid title to the Assets free and clear of any and all Encumbrances other than Permitted Liens. No other Person owns any property and assets which are being used in the Acquired Business except for the premises subject to the Immovable Property Leases and the movable property leased by the Seller pursuant to any Contracts.

      (b) The buildings, plants, structures, vehicles, equipment and other tangible movable property of the Seller which are Assets are, except for the elevator located in the head office of the Seller (the cost of repair of which shall be estimated for the purpose of recording the appropriate liability on the Closing Balance Sheet) structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

      (c) Except as set forth in Schedule 3.11, no asset owed by an Affiliate of the Seller or by a shareholder of the Seller or by any Person not at Arm's Length with such shareholder or the Seller is essential for the conduct of the Acquired Business or the use or operation of any of the Assets and would if owned by the Seller be considered to form part of the Assets.

3.12  Absence of Certain Changes or Events

      (a) Except as set forth in notes 9(b), 13 and 20 in the Financial Statements, the Acquired Business or the Seller with respect to the Acquired Business has not since January 1, 2003 other than as disclosed in any Schedules herewith:

            (i) waived or released any rights of value, or modified any Contract reflected on any Schedule to this Agreement, except to the extent disclosed on any Schedule;

            (ii) introduced any material change with respect to the operation of its business, including, but not limited to, changes with respect to the level of usable and saleable inventory maintained by the Acquired Business (other than routine changes in inventory levels that occur in the course of the operation of the Acquired Business through no action of the Seller intended specifically to affect inventory levels) or any change in practices with respect to the repair or utilization of repairable inventories;

            (iii) suffered any casualty, loss or damage (whether or not covered by insurance) which affects the ability of the Seller to conduct the operations of the Acquired Business;

            (iv) except for the Moneris Claim, compromised or settled any litigation, proceeding or other governmental action;

            (v) voluntarily or, to the Seller's knowledge, involuntarily sold, abandoned, surrendered or disposed of any material properties or assets relating to the Acquired Business;

            (vi) made any capital contributions to, or investments in or acquired any other Person or any other business, including by merger or consolidation;

            (vii) incurred any indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar instruments or entered into any operating leases, other than in the ordinary course of business and disclosed on the Closing Balance Sheet;

            (viii) become obligated under any guarantee, standby letter of credit, mortgage, security document or similar documents securing any liability in respect of any third Person, except for Permitted Liens, other than in the ordinary course of business and disclosed on the Closing Balance Sheet;

            (ix) made any material change in any of the accounting methods and practices of the Acquired Business, except as required by changes in applicable accounting principles;

            (x) made any material change in the rate, form or amount of compensation or remuneration payable or to become payable to any of its Employees;

            (xi) granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies;

            (xii)   suffered any material cessation or interruption of services;

            (xiii)  cancelled or reduced any of its insurance coverage; or

            (xiv) authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

      (b) Since January 1, 2003, there has not been any material adverse change in the affairs, prospects, financial condition or results of operations of the Seller, any of the Assets or the Acquired Business and, to the knowledge of the Seller, no event has occurred or circumstance exists which may result in such a material adverse change.

3.13  Governmental Permits

      The Seller owns, holds, possesses or lawfully uses in the operation of the Acquired Business all Permits which are necessary or required to conduct the operations of the Acquired Business as presently conducted and own and operate the Assets. All such Permits are listed in Schedule 3.13. Each Permit is valid, subsisting and in good standing and the Seller is not in material default or material breach of any Permit. All Permits are assignable to the Purchaser and renewable by their terms or in the ordinary course of business without the need for the Seller or the Purchaser to comply with any special rules or procedures. Seller has not received notice of any event, inquiry, investigation or proceeding threatening the validity of any such Permits.

3.14  Compliance with Laws

      The Seller is conducting and has always conducted the Acquired Business in compliance with all applicable Laws of each jurisdiction in which the Acquired Business is carried on, other than acts of non-compliance which, in the aggregate, are not material.

      The Seller hereby discloses to the Purchaser that the use of certain computer software by the Acquired Business might have been made in breach of certain applicable Laws, the Acquired Business not having been granted the right to make use of same by its owner. However, the Seller confirms that such breach does not have any material adverse effect on the Acquired Business. The cost of regularizing the use of such software shall be set up as a liability on the Closing Balance Sheet.

3.15  No Options, etc.

      Except for the Purchaser under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Seller of any of the Assets, other than Inventory sold in the ordinary course of business.

3.16  Books and Records

      All accounting and financial Books and Records have been properly and accurately kept and completed in accordance with applicable Laws and sound business practices in all material respects.

3.17  No Liabilities

      To the knowledge of the Seller, there are no liabilities, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after consummation of the transactions contemplated by this Agreement other than the Assumed Liabilities.

3.18  Environmental Matters

      Except as disclosed in Schedule 3.18 attached hereto:

      (a) The Seller has not received any written notices or written complaint since June 1, 2002 for any violation of any laws relating to pollution or the protection of the environment (the "Environmental Laws"), including, without limitation, environmental laws relating to: (i) treatment, storage, disposal, generation and transportation of pollutants or contaminants, toxic or hazardous substances, or solid or hazardous waste regulated under Environmental Laws ("Hazardous Materials"); (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of Hazardous Materials; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) the protection of natural resources; (vii) storage tanks, vessels and related equipment; (viii) abandoned or discarded barrels, containers and other closed receptacles; (ix) health and safety or employees and other persons; and (x) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials.

      (b) There are no written notices and written complaints which the Seller has received in the last three (3) years of any violation of the Environmental Laws.

      (c) The Seller has obtained and continues to possess all Permits, approvals or other authorizations under the Environmental Laws which are material to the operation of its business as now conducted and has filed such timely and complete renewal applications as may be required for such business prior to the Closing.

      (d) There are no proceedings, nor to the Seller's knowledge, are there any circumstances or material facts which could, if true, give rise to any proceedings in which it is alleged that the Seller is potentially responsible for a federal, provincial, municipal or local clean-up or remediation of lands contaminated with Hazardous Materials.

3.19  Residence of the Seller

      The Seller is not a non-resident of Canada within the meaning of the ITA.

3.20  Suppliers and Customers

      Schedule 3.20 sets forth the ten largest suppliers and ten largest customers of the Seller based on aggregate value of products and services purchased or supplied, as the case may be, for the annual period ended December 31, 2002 and for the period between January 1, 2003 and September 25, 2003. Except as disclosed in Schedule 3.20, since January 1, 2003, to the Seller's knowledge, none of the ten largest suppliers or ten largest customers of the Acquired Business has ceased, or given notice to the Seller to cease, to supply or purchase products and services from the Acquired Business. Except as set forth in Schedule 3.20, neither the Seller nor the Shareholder has any direct or indirect interest in any supplier or customer of the Seller.

3.21  Product Liability and Product Warranty

      Except as disclosed on Schedule 3.21:

      (a) Since June 1, 2002, the Seller has not received any statements, citations or decisions or orders by any Governmental Body stating that any product manufactured, sold, designed, marketed or distributed at any time by the Seller, is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body.

      (b) There are no existing or, to Seller's knowledge, threatened material product liability or other similar material claims against the Seller for products or services which are defective.

      (c) To the knowledge of Seller, all products sold, serviced or distributed by the Seller since June 1, 2002 have been in conformance with all material contractual commitments and all express or implied warranties of the Seller.

      (d) To the knowledge of Seller, no product sold, serviced or distributed by the Seller prior to the Closing Date is subject to any guarantee or warranty other than the Seller's or the purchasing customer's standard terms and conditions of sale and the legal warranties, if any, in the applicable jurisdictions.

3.22  Worker's Compensation Matters

      (a) Schedule 3.22 is a list of all claims over $10,000 for worker's compensation made in writing to the Seller by any employees of the Seller (including dependants and spouses, if applicable) since June 1, 2002.

      (b) The Seller has paid all assessments pursuant to worker's compensation legislation levied by any Governmental Body and, to the Seller's knowledge, the Seller has no liability for, and there is not pending any state of facts known to the Seller which may result in the levying of, a special assessment or a penalty charge of any nature with respect to the period prior to Closing. The Seller has filed on a timely basis all payroll statements and other returns and statements required to be filed pursuant to applicable worker's compensation legislation. To the Seller's knowledge, the Seller is not liable to indemnify any of its employees or any Governmental Body in respect of compensation and/or health care payable to its employees pursuant to applicable worker's compensation legislation. The Seller has notified the relevant Governmental Body, within the time periods specified by applicable Law, of all occurrences of accidents known to the Seller for which notification is required by applicable Law and has provided requisite details thereof.

3.23  Receivables

      Schedule 3.23 is a list of all Receivables by debtor, due date or ageing, and dollar amount, as of June 30, 2003.

3.24  Payables

      Schedule 3.24 lists all Accrued Liabilities by creditor, due date or ageing, and dollar amount as of June 30, 2003. To the Seller's knowledge, the amounts of Accrued Liabilities on the Seller's Books and Records are not understated.

3.25  Notices

      Except for the notices listed in Schedule 3.25, no notice is required to be delivered to any Person by the Seller in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

3.26  Taxes

      Except as set forth on Schedule 3.26:

      (a) The Seller has paid or caused to be paid, or will pay or cause to be paid on a timely basis, all Taxes required to be paid with respect to periods ended before the Closing Date.

      (b) All deductions at source and other withholdings required to be withheld or paid prior to the Closing Date have been duly paid to the proper Governmental Body or properly set aside in accounts for such purpose or included in the Closing Balance Sheet. Without limiting the generality of the foregoing, the Seller has fulfilled all requirements under the ITA, the Canada Pension Plan, the Employment Insurance Act (Canada) and any applicable provincial legislation for withholding of amounts from Employees and has remitted all amounts withheld to the appropriate authorities within the prescribed times.

3.27  Movable Property and Vehicles

      All Movable Property and Vehicles are in good operating condition for the purposes for which they are presently used.

3.28  Insurance

      Schedule 3.28 contains a correct and complete list and description (including policy numbers) of all insurance policies owned by the Seller. Except as disclosed in Schedule 3.28, the Seller has not received any written or oral notice of cancellation or intent to cancel or increase premiums with respect to any current insurance policy nor, to the knowledge of the Seller, is there any basis for any such action.

3.29  Full Disclosure

      The Seller has granted to the Purchaser's representatives prior to the Closing Date full access to all documents concerning the Acquiring Business and the business methods of the Seller. To the Seller's knowledge, none of the foregoing representations and warranties and no document furnished by or on behalf of the Seller to Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contain any intentional untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Assets seeking full information as to the Seller and its properties, business and affairs.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES BY THE PURCHASER AND
                                OPTIMAL ROBOTICS

The Purchaser represents and warrants to the Seller that at the time of the execution of this Agreement and at the time of Closing:

4.1   Organization, Existence and Authority of the Purchaser

      (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the corporate power to execute, deliver and perform this Agreement. Optimal Robotics owns all of the outstanding and issued securities of the Purchaser.

      (b) The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby will not violate any provision of the articles of incorporation or by-laws of the Purchaser.

      (c) The Purchaser has taken all action required by Law, its articles of incorporation and its by-laws or otherwise to authorize the execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby.

      (d) The Transaction Documents constitute a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with their respective terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.2   Organization, Existence and Authority of Optimal Robotics

      (a) Optimal Robotics is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the corporate power to execute, deliver and perform this Agreement. Optimal Robotics owns all of the outstanding and issued securities of the Purchaser.

      (b) The execution, delivery and performance by Optimal Robotics of the Transaction Documents and the consummation of the transactions contemplated hereby will not violate any provision of the articles of incorporation or by-laws of Optimal Robotics.

      (c) Optimal Robotics has taken all action required by Law, its articles of incorporation and its by-laws or otherwise to authorize the execution, delivery and performance of the Transaction Documents by Optimal Robotics and the consummation of the transactions contemplated hereby.

      (d) The Transaction Documents constitute a legal, valid and binding obligation of Optimal Robotics, enforceable against it in accordance with their respective terms, subject as to the enforceability thereof to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors' rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.3   Litigation

      There are no (i) actions, suits or proceedings, at law or in equity, by any Person, or (ii) proceedings by or before any Governmental Body, pending, or, to the knowledge of the Purchaser or Optimal Robotics, threatened against the Purchaser or Optimal Robotics which could affect the consummation of the transactions contemplated hereby.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

5.1   Conduct of Business

      During the period from the date hereof until the Closing Date, except as may otherwise be expressly provided for in this Agreement or with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, the Seller shall:

      (a) carry on the Acquired Business in the ordinary course to preserve the Assets and the clients, customers and suppliers connected therewith;

      (b) do all things and cause all things within its control to be done to ensure that all of the representations and warranties contained in
            Article 3 hereof remain true and correct in all material respects throughout the said period as if such representations and warranties were continuously made throughout such period;

      (c)   keep in full force and effect proper insurance coverage;

      (d) not enter into any contracts, commitments or transactions, unless otherwise herein provided, except in the ordinary course of business consistent with past business practice;

      (e) not incur any indebtedness, obligations or liability or make any payment in respect thereof, unless otherwise herein provided, except in the ordinary course of business consistent with past business practice;

      (f) not acquire or agree to acquire additional assets, except inventories and supplies purchased in the ordinary course of business consistent with past business practice;

      (g) not increase the salaries or any other form of remuneration, direct or indirect, of any of the Employees;

      (h) not sell, agree to sell or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with past business practice;

      (i) pay, satisfy and discharge its obligations and liabilities in the ordinary course of business consistent with past business practice;

      (j) maintain the amount and type of Inventories held in stock by it, in a manner consistent with past business practice;

      (k) promptly advise the Purchaser in writing of any material adverse change in condition, financial or otherwise of the Seller;

      (l) provide the Purchaser with all information reasonably required to enable the Purchaser to prepare and file all notices and applications required to be filed for the purposes of obtaining any regulatory consent, if any, which is required in connection with the transactions contemplated herein;

      (m) not recapitalize or take any other steps which may have a fundamental effect upon the financial position of the Acquired Business; and

      (n) provide its written consent to any relevant Governmental Body to the release to the Purchaser information concerning the Acquired Business and the Assets;

5.2   No Encumbrances

      During the period from the date hereof until the Closing Date, the Seller shall not create or cause or permit to exist any Encumbrances, other than Permitted Liens, on any of the Assets otherwise than in the ordinary course of business, except as may be permitted by this Agreement or with the written consent of the Purchaser.

5.3   Access

      Prior to the Closing Date, the Seller shall afford to the Purchaser and its representatives full access to (i) the premises, offices, warehouses and properties of the Seller that relate to the Acquired Business, (ii) the Assets and, in particular, the Books and Records retained by the Seller, and (iii) senior personnel of the Seller in order that the Purchaser may have the opportunity of making such investigations as it shall desire to make of the affairs of the Acquired Business; provided that such investigations or requests for information shall be made in such a manner as not to interfere unreasonably with the Seller's normal business operations. The Seller shall also introduce the Purchaser's representatives to representatives of the Seller's principal customer accounts, for the purpose, inter alia, of discussing the provision of services to such customers by the Purchaser, as successor to the Seller. The list of such customers shall be agreed upon by the Purchaser and the Seller, acting reasonably.

5.4   Consents and Estoppel Certificate

      The Seller shall use its best efforts to obtain estoppel certificates from the applicable landlord in respect of each of the Immovable Property Leases listed in Schedule 1.7 and to obtain the consents and releases listed in Schedule 1.7, each to be in form and substance satisfactory to the Purchaser, acting reasonably. In no circumstance shall the Purchaser or the Seller be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with the obtaining of the consents and releases listed in Schedule 1.7.

5.5   Additional Agreements

      (a) The Seller, at the request of the Purchaser, at or after the Closing, will promptly execute and deliver, or cause to be executed and delivered, to the Purchaser such assignments, bills of sale, consents and other such instruments in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the Purchaser, as the Purchaser may reasonably deem necessary to carry out or implement any term of this Agreement.

      (b)   Without limiting the obligation of the Seller as set forth in
            Section 5.4 or the rights of the Purchaser as set forth in Section 8.1, to the extent that any of the Contracts and Immovable Property Leases for which assignment to the Purchaser is provided herein are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained by the Closing Date, the Seller agrees to cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser with all or substantially all of the benefits of the Seller under any such Contract or Immovable Property Lease. The Seller hereby authorizes the Purchaser, at the Purchaser's expense, to perform all of the Seller's obligations after the Closing Date pursuant to any such Contract or Immovable Property Lease. The Seller hereby grants to the Purchaser an appropriate power of attorney to act in the name of the Seller with respect to such Contracts and Immovable Property Leases for the Purchaser's own account and the Seller agrees to remit promptly to the Purchaser all collections received by the Seller in respect thereof.

      (c) In the event that at Closing there exists on any of the Assets any Encumbrance which is not a Permitted Lien (or which is indicated on Schedule 11.1(z) as an Encumbrance to be discharged post-closing) and for which the Seller has not obtained the appropriate discharge and release or confirmation of intent to discharge and release from the secured creditor of such Encumbrance, the Seller covenants and agrees to assist the Purchaser to obtain each such discharge and release, and the Seller agrees to execute such documents as the Purchaser may reasonably request in connection therewith. The foregoing shall not be construed as a waiver of the rights of the Purchaser as set forth in Article 7 hereof.

5.6   Notice of Untrue Representation or Warranty

      The Seller shall promptly notify the Purchaser and the Purchaser shall promptly notify the Seller, upon any representation or warranty made by it or him contained in this Agreement becoming untrue or incorrect during the period from the date hereof to the Closing Date. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Seller or the Purchaser, as the case may be, to rectify that state of affairs.

5.7   Unearned Revenues

      The Seller shall promptly pay to the Purchaser any amounts received by the Seller (other than amounts received by the Seller in connection with any of the assets referred to in Section 1.2) and relating to services to be performed by the Purchaser after the Closing Date with respect to any customer or account or relating to time periods subsequent to the Effective Time on the Closing Date.

5.8   Confidentiality

      In the event of termination of this Agreement, the Purchaser will use all reasonable efforts to cause to be delivered to the Seller, and will retain no copies of, all documents, work papers and other materials obtained by the Purchaser or on its behalf from the Seller (collectively, the "Information"), whether so obtained before or after the execution hereof, and neither the Purchaser nor any Affiliate thereof will itself use or intentionally disclose, directly or indirectly, any Information so obtained, or otherwise obtained from the Seller hereunder or in connection herewith, and will use all reasonable efforts to have all Information kept confidential and not used in any way detrimental to the Seller; provided, however, that (a) the Purchaser may use and disclose any Information which has been publicly disclosed (other than by the Purchaser or any Affiliate thereof in breach of its obligations under this Section 5.8) or has rightfully come into the possession of the Purchaser or any Affiliate thereof (other than from the Seller or the Shareholder) or was known to the Purchaser on a non-confidential basis before its disclosure to the Purchaser by the Seller or the Shareholder, (b) to the extent that the Purchaser or any Affiliate thereof may be required by Law to disclose any of Information, the Purchaser or such Affiliate may disclose Information if they shall have used all reasonable efforts, and shall have afforded the Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the Information required to be so disclosed, and (c) the Purchaser may keep one archival copy of the Information, solely for evidentiary purposes in the event of any dispute regarding this Agreement or the Information, to be kept in the files of Optimal Robotic's General Counsel.

5.9   Cooperation in the Defence of Claims

      At the request of the Seller and at the Seller's cost, the Purchaser shall cooperate in all reasonable respects with the Seller or its insurance carriers in the investigation and defence by the Seller of any liability or claim retained by the Seller hereunder. Such cooperation shall include, but not be limited to, producing records and/or witnesses.

5.10  Covenant to Satisfy Closing Conditions

      (a) The Seller agrees to take all such actions as are within its power to control and use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 8.1 including, without limitation, ensuring that there has been no breach of any representations and warranties.

      (b) The Purchaser agrees to take all such actions as are within its power to control and use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 8.2 including, without limitation, ensuring that there has been no breach of any representations and warranties.

5.11  Montcap Guarantee

      The Purchaser shall employ best efforts to cause the release and discharge of the Shareholder from his guarantee of the Montcap Fee (the "Montcap Guarantee"), provided that the Shareholder shall be responsible for and shall acquit any legal fees that accrue in connection with the obtaining of such release and discharge. To the extent that the Shareholder is not released and discharged from the Montcap Guarantee, the Purchaser shall indemnify and save harmless the Shareholder from any and all responsibility and related costs (including legal fees) thereunder.

                                    ARTICLE 6
                                    EMPLOYEES

6.1   Employees

      Subject to the Closing, the Purchaser agrees to continue the employment of the Employees listed in Schedule 6.1 as per the Effective Time on the Closing Date on comparable but not less favourable terms and conditions of employment in the aggregate as the Seller employs them on such date; provided, however, that nothing in this Section 6.1 shall be construed so as to limit the right of the Purchaser following the Closing Date to make changes to such terms and conditions to the extent determined by the Purchaser to be appropriate following its assessment thereof. If any employees listed on Schedule 6.1 chooses not to continue their employment with the Purchaser, it is understood and agreed that these employees will be offered Severance Payments including, without limitation, payment in lieu of notice by the Seller, in accordance with the provisions of Section
      6.2. The Purchaser shall be responsible for the payment of such Severance Payments.

6.2   Terminated Employees

      Effective prior to the Closing, the employment of the employees listed in
      Schedule 6.2 shall be terminated by the Seller. It is understood and agreed that the Purchaser will indemnify, as contemplated in and by
      Article 13, the Seller for all Severance Payments including, without limitation, payment in lieu of notice related to such terminations.

      The Purchaser also specifically undertakes to indemnify the Seller for any reasonable costs, honoraries, expenses or other amounts disbursed by the Seller further to any legal recourse or proceeding of any nature whatsoever filed or undertaken by any of the employees terminated.

6.3   Employee Plans

      The Employee Plans shall be transferred by the Seller to the Purchaser and, notwithstanding the delays caused by the obligation to obtain the approval of any governmental agency or other instrumentality for the transfer of certain Employee Plans, the Purchaser acknowledges and agrees that the Purchaser shall assume all of the Seller's obligations under any Employee Plans accruing from the Effective Time on the Closing Date, to the complete exoneration of the Seller.

      The Purchaser also undertakes to execute all documents reasonably required by the Seller and to fully collaborate with the Seller or any governmental entity or other instrumentality in order to ensure the transfer of the Employee Plans. The Purchaser also acknowledges and agrees that it will take all the necessary measures to ensure that any Employee Plan that must be replaced or covered by another contract or agreement shall take full effect from the Effective Time on the Closing Date.

6.4   No Third Party Beneficiaries

      This Agreement and any agreement entered into pursuant to this Agreement shall not be for the benefit of, or create any right or cause of action in or on behalf of, any Person (including any of the Employees) other than the parties to this Agreement, and no Person (including any of the Employees), other than the parties to this Agreement, shall be entitled to rely on the provisions hereof or any agreement entered into pursuant hereto in any action, proceeding, hearing or other forum.

                                   ARTICLE 7
                            TERMINATION OF AGREEMENT

7.1   Termination by the Purchaser

      The Purchaser may terminate this Agreement by notice in writing to the Seller (a) if any of the conditions set forth in Section 8.1 have not been fulfilled or waived at or prior to Closing, or (b) if any obligation or covenant of the Seller or the Shareholder to be performed at or prior to Closing has not been observed or performed by such time. In the event of termination by the Purchaser as aforesaid, the Purchaser shall be released from all obligations hereunder, save and except for its obligations under Sections 5.8, 12.1, 12.2 and 12.3, which shall survive. If the Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

7.2   Termination by the Seller

      The Seller may terminate this Agreement by notice in writing to the Purchaser (a) if any of the conditions set forth in Section 8.2 have not been fulfilled or waived at or prior to Closing, or (b) if any obligation or covenant of the Purchaser to be performed at or prior to Closing has not been observed or performed by such time. In the event of termination by the Seller as aforesaid, the Seller and the Shareholder shall be released from all obligations hereunder save and except for their obligations under Sections 5.8, 12.1, 12.2 and 12.3, as the case may be, which shall survive. If the Seller waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

7.3   Other Termination Rights

      This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated by the Purchaser or the Seller:

            (i)     by mutual consent of the Seller and the Purchaser; or

            (ii) if any action, suit, or proceeding shall have been instituted or any final order shall have been rendered by any Governmental Body with respect to the transactions contemplated hereby which reasonably may prohibit the transactions contemplated hereby or materially affect the Purchaser's operation of the Acquired Business or ownership or quiet enjoyment of the Assets;

      and in such event, each party hereto shall be released from all obligations hereunder, save and except for their respective obligations under Sections 5.8, 12.1, 12.2 and 12.3, which shall survive.

7.4   Effect of Termination

      Each party's right of termination under this Article 7 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

                                    ARTICLE 8
                            CONDITIONS TO THE CLOSING

8.1   Conditions to Obligations of the Purchaser

      Unless waived in writing by the Purchaser, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

      (a)   Performance

                  Each of the acts, covenants and undertakings of the Seller and the Shareholder to be complied with or performed at or before the Closing pursuant hereto shall have been duly complied with or performed.

      (b)   Representations and Warranties

                  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date.

      (c)   No Litigation

                  No action, proceeding or order of any court or administrative agency (other than those disclosed in this Agreement or in any Schedule hereto) shall be pending or threatened in any jurisdiction (i) which has or will have the effect of materially restricting or materially prohibiting (A) any of the transactions contemplated by this Agreement, (B) the Purchaser from exercising full dominion and control over the Assets, or (C) the right of the Purchaser to conduct the Acquired Business after Closing on substantially the same terms as heretofore operated, or (ii) which requires or seeks to require any divestiture, rescission, separate holding or any other remedy affecting the Purchaser or any of its businesses or assets as a result of the transactions contemplated herein.

      (d)   Approvals and Consents

                  The Purchaser shall have (i) duly and validly obtained all Permits of all Governmental Bodies required in connection with this Agreement and the consummation of the transactions contemplated hereby, and (ii) received all of the consents and releases listed in Schedule 1.7.

      (e)   Closing Deliveries

                  The Purchaser shall have received the closing deliveries set forth in Section 2.1(b).

      (f)   No Material Change

                  No material adverse change shall have occurred, since the date of execution of this Agreement, in the business, operation, properties or prospects of the Acquired Business or the Assets.

8.2   Conditions to Obligations of the Seller

      Unless waived in writing by the Seller, the obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

      (a)   Performance

                  Each of the acts, covenants and undertakings of the Purchaser to be complied with or performed at or before the Closing pursuant hereto shall have been duly complied with or performed.

      (b)   Representations and Warranties

                  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date.

      (c)   No Litigation

                  No action, proceeding or order of any court or administrative agency (other than those disclosed in this Agreement or in any Schedule hereto) shall be pending or threatened in any jurisdiction (i) which has or will have the effect of materially restricting or materially prohibiting (A) any of the transactions contemplated hereby, (B) the Seller from transferring the Assets to the Purchaser, or (C) the right of the Purchaser to conduct the Acquired Business after Closing on substantially the same basis as heretofore operated, or
                  (ii) which requires any divestiture, rescission, separate holding or any other remedy affecting the Seller or any of its businesses or assets as a result of the transactions contemplated herein.

      (d)   Closing Deliveries

                  The Seller shall have received the closing deliveries set forth in Section 2.1(c).

                                   ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

9.1   Survival; Remedy for Breach

      All representations, warranties, covenants and agreements of the parties hereto contained herein and in any Schedule attached and certificate delivered pursuant hereto or in connection herewith shall survive the Closing to the extent set forth in this Article 9. After the Closing, except for those indemnifications specifically set forth in Section 5.5, which shall survive the Closing forever until fulfilled and which shall not be limited by this Article 9, the sole and exclusive remedy of the Purchaser for any breach or inaccuracy of any representation, warranty, covenant or agreement by the Seller or the Shareholder shall be the indemnities contained in Section 9.2, which indemnities shall survive the Closing. After the Closing, the sole and exclusive remedy of the Seller for any breach or inaccuracy of any representation, warranty, covenant or agreement by the Purchaser shall be the indemnities contained in Section 9.3, which indemnities shall survive the Closing.

9.2   Indemnification by the Seller

      (a) The Seller shall indemnify, defend and save the Purchaser harmless of and from any and all damage, loss, liability, claim, deficiency, cost or expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against the Purchaser) (collectively, "Damages") incurred or suffered by the Purchaser arising out of or resulting, directly or indirectly, from any misrepresentation by or breach of any representation, warranty, covenant, agreement term or condition by the Seller contained herein or in any Transaction Documents.

      (b)   Except as to any Damages:

            (i) arising out of or resulting from any liability excluded pursuant to Section 1.4 hereof; or

            (ii) arising out of or resulting from the representations and warranties set forth in Sections 3.1 and 3.11(a) (and the corresponding representations and warranties set out in the certificate to be delivered pursuant to Section 2.1(b)(ii)), which shall survive and continue in full force and effect without limitation of time, the Purchaser must assert in writing any claim for indemnification under this
Section 9.2 within twenty-four (24) months of the Closing Date.

      (c) A claim for any breach by the Seller of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time subject only to applicable time periods imposed by applicable Law.

      (d) The Purchaser agrees to give prompt notice to the Seller of the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. The delay in or failure to give such notice, however, shall relieve the Seller of its obligations hereunder only to the extent that the Seller has been prejudiced by such delay or failure. The Seller shall have the right to control, and at the request of the Purchaser shall assume, the defence of any such suit, action or proceeding at its own expense.

      (e) The Seller shall not be liable under this Section 9.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

      (f) The Seller shall not compromise or settle or cause a compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder which would require the Purchaser to admit any liability or pay any amount without the prior written consent of the Purchaser, which consent shall be at the Purchaser's sole discretion.

9.3   Indemnification by the Purchaser

      (a) The Purchaser shall indemnify, defend and save the Seller harmless of and from any and all Damages incurred or suffered by the Seller arising out of or resulting, directly or indirectly, from any liability pertaining, directly or indirectly, to any assumed liability pursuant to Section 1.3 hereof or from any misrepresentation by or breach of any representation, warranty, covenant, agreement term or condition by the Purchaser contained herein.

      (b) Except as to any Damages arising out of or resulting from any liability assumed pursuant to Section 1.3 hereof or pursuant to
            Article 13 relating to the Severance Payments, which provisions shall survive until they are fulfilled, the Seller must assert in writing any claim for indemnification under this Section 9.3 within twenty-four (24) months of the Closing Date.

      (c) The Seller agrees to give prompt notice to the Purchaser of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The delay in or failure to give such notice, however, shall relieve the Purchaser of its obligations hereunder only to the extent that the Purchaser has been prejudiced by such delay or failure. The Purchaser shall have the right to, and shall at the request of the Seller, assume the defence of any such suit, action or proceeding at its own expense.

      (d) The Purchaser shall not be liable under this Section 9.3 for any settlement or compromise effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

      (e) The Purchaser shall not compromise or settle or cause a compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder which would require the Seller to admit any liability or pay any amount without the prior written consent of the Seller, which consent shall be at the Seller's sole discretion.

9.4   Extension of Indemnities

      Notwithstanding Sections 9.1, 9.2 and 9.3, any representation, warranty, covenant, agreement, term or condition in respect of which indemnity may be sought under Section 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to such Sections, if notice of the inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

9.5   Taxes

      The amount of any Damages shall be calculated taking into account any off-setting tax benefits or any tax deductions actually enjoyed by the payee of said Damages, without any obligation on the part of the payee to take advantage, in whole or in part, of any such benefits or deductions, the parties agreeing that each party hereto shall have sole and absolute discretion in planning it's tax position.

9.6   Limitations

      (a) Notwithstanding any provisions hereof, the aggregate liability of the Seller and the Purchaser under this Agreement shall be limited to an amount equal to the amount by which the Purchase Price exceeds the amount of the Assets according to the Final Closing Balance Sheet;

      (b) The Seller shall have no liability with respect to Damages until the total of all Damages exceeds one million Canadian Dollars (CDN$1,000,000), at which point the Seller shall be obliged to indemnify the Purchaser from and against all Damages, it being understood that the Seller shall under no circumstance be liable for the Assumed Liabilities and that the Purchaser shall under no circumstance be liable for the Excluded Liabilities.

                                   ARTICLE 10
                                     NOTICES

10.1  Notices

      All notices or other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or other means of electronic communication, by nationally recognized private courier, or by prepaid first-class mail. Notices or other communications delivered by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed given three (3) business days after the post-marked date thereof. Notices or other communications delivered by facsimile or other means of electronic communication, shall be deemed received on the first business day following the sending; provided, however, that a notice delivered by facsimile or other means of electronic communication shall only be effective if such notice is also delivered by hand, or deposited in the mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile or other means of electronic communication. Notices or other communications delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.

      All notices and other communications shall be addressed as follows:

      (a)   If to the Purchaser:

                     OPTIMAL SERVICES GROUP INC.
                     4700 de la Savane, Suite 101
                     Montreal, QC H4P 1T7

                     Attention: Chief Financial Officer

                     Telephone No.: (514) 738-8885
                     Telecopy No.: (514) 738-8355

                     With a copy to:

                     Andrew M. Cohen
                     Heenan Blaikie LLP
                     Suite 2500
                     1250 Rene-Levesque Blvd. West
                     Montreal, Quebec
                     H3B 4Y1

                     Telephone No.: (514) 846-2338
                     Telecopy No.: (514) 921-1338

      (b)   If to the Seller:

                     RBA INC.
                     600 de La Gauchetiere St. W.
                     Suite 2400
                     Montreal, Quebec
                     H3B 4L8

                     Attention: Mr. Richard Besner

                     Telephone No.: (514) 733-5403
                     Telecopy No.: (514) 733-2377

                     With a copy to:

                     Desjardins Ducharme Stein Monast
                     600 de La Gauchetiere St. W.
                     Suite 2400
                     Montreal, Quebec
                     H3B 4L8

                     Attention: Mr. Gilles Seguin, Esq.

                     Telephone No.: (514) 878-5517
                     Telecopy No.: (514) 878-4876

      (c)   If to the Shareholder:

                     RICHARD BESNER
                     365, Rang L'Annonciation
                     Oka, Quebec
                     J0N 1E0

                     Telephone No.: (514) 824-5434
                     Telecopy No.: (514) 955-9471

                     With a copy to:

                     Desjardins Ducharme Stein Monast
                     600 de La Gauchetiere St. W.
                     Suite 2400
                     Montreal, Quebec
                     H3B 4L8

                     Attention: Mr. Gilles Seguin, Esq.

                     Telephone No.: (514) 878-5517
                     Telecopy No.: (514) 878-4876

                                   ARTICLE 11
                               CERTAIN DEFINITIONS

11.1  Definitions

      For purposes of this Agreement, the following terms shall have the respective meanings as set forth in this Article XI.

      (a) "Acquired Business" shall have the meaning attributed thereto in the preamble hereof.

      (b) "Acquired Business Balance Sheet" shall have the meaning attributed thereto in Section 3.10.

      (c) "Affiliate" shall have the meaning set forth in the Canada Business Corporations Act, as amended from time to time.

      (d) "Arm's Length" shall have the meaning attributed to such term in the ITA and the jurisprudence related thereto.

      (e)   "Assets" shall have the meaning attributed thereto in Section 1.1.

      (f)   "Books and Records" shall have the meaning attributed thereto in
            Section 1.1(d).

      (g)   "Closing" shall have the meaning attributed thereto in Section 2.1.

      (h)   "Closing Date" shall have the meaning attributed thereto in Section
            2.1.

      (i)   "Contracts" shall have the meaning attributed thereto in Section
            1.1(a).

      (j)   "Employee Plans" shall have the meaning attributed thereto in
            Section 3.7.

      (k)   "Employment Agreement" shall have the meaning attributed thereto in
            Section 2.1(b)(iii).

      (l) "ETA" shall mean the Excise Tax Act (Canada) as amended from time to time, including regulations thereunder.

      (m) "Encumbrance(s)" shall mean all mortgages, claims, hypothecs, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind and nature.

      (n) "Financial Statements" means the consolidated balance sheet of the Seller with respect to the Acquired Business as at December 31, 2002 and the accompanying consolidated statements of operations and retained earnings and cash flows for the year then ended and all notes thereto as reported upon by KPMG, LLP, Chartered Accountants.

      (o) "GAAP" shall mean at any time, accounting principles generally accepted in Canada including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

      (p) "Governmental Body" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

      (q) "Immovable Property Leases" shall have the meaning attributed thereto in Section 3.2.

      (r)   "Intellectual Property" shall have the meaning attributed thereto in
            Section 1.1(k).

      (s) "ITA" shall mean the Income Tax Act (Canada) as amended from time to time, including regulations thereunder.

      (t) "Laws" shall mean any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, ruling or awards, policies, guidelines and general principles of common and civil law and equity, legally binding on the Person referred to in the context in which the word is used.

      (u)   "Material Contracts" shall have the meaning attributed thereto in
            Section 3.5.

      (v) "Montcap Fee" shall mean the facility fee, in the amount of one hundred seventeen thousand six hundred ninety-seven Canadian Dollars and seventy-five cents (CDN$117,697.75), payable by the Seller to Montcap Financial Corporation pursuant to the Factoring Services Agreement dated as of April 2, 2003 between the Seller and Montcap Financial Corporation;

      (w) "Moneris Claim" shall mean the equipment inventory discrepancy claim by Moneris Solutions Corporation against the Seller.

      (x) "Moneris Inventory Discrepancy" shall mean the amount of the equipment inventory discrepancy claim by Moneris Solutions Corporation following the October 30, 2003 scheduled count of the Moneris equipment inventory, without giving effect to the Moneris Settlement.

      (y) "Permits" shall mean, with respect to any Person, any order, permit, consent, approval, waiver, licence or similar authorization of or registration with any Governmental Body having jurisdiction over the Person.

      (z) "Permitted Liens" shall mean (i) Encumbrances for current taxes not yet due and payable; and (ii) the Encumbrances listed on Schedule 11.1(z); and (iii) such other Encumbrances with respect to Assumed Liabilities which are not substantial in amount and do not materially detract from the value or the use of any subject Assets to which they attach.

      (aa) "Person" shall mean a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Body, and pronouns have a similarly extended meaning.

      (bb) "Post-Closing Adjustment" shall have the meaning attributed thereto in Section 1.6(d).

      (cc) "Purchase Price" shall have the meaning ascribed thereto in Section 1.6(a).

      (dd) "QSTA" shall mean An Act respecting the Quebec sales tax act, as amended from time to time, including regulations thereunder.

      (ee) "QTA" shall mean the Taxation Act (Quebec) as amended from time to time, including regulations thereunder.

      (ff) "Settlement Amount" shall mean the amount for which the Moneris Claim has been settled by the Seller prior to the Closing Date, namely $632,000.

      (gg)  "Severance Payments" shall have the meaning ascribed thereto in
            Article 13.

      (hh) "SLVQ Deposit" shall have the meaning ascribed thereto in Section 1.2(a).

      (ii) "Tax" or "Taxes" shall mean any and all federal, state, provincial, municipal, local and foreign taxes, assessments and other governmental charges, duties, fees, levies, contributions, imports, impositions and liabilities including Canada Pension Plan and Quebec Pension Plan contributions, unemployment and employment insurance contributions, workman's compensation contributions, contributions to the Fonds des services de sante (Quebec), deductions at source, taxes based upon or measured by gross receipts, gross income, net income, profits, sales capital, paid-up capital, use or occupation sales taxes, taxes on services, goods and services taxes, value added taxes, ad valorem taxes, transfer taxes, franchise taxes, withholding taxes, customs duties, payroll taxes, antidumping duties, excise taxes and property taxes, together with any instalments with respect thereto, and any or all interest, penalties, fines and additions imposed levied or assessed by any Governmental Body, and whether or not disputed, with respect to such amounts.

      (jj) "Tax Returns" shall mean all federal, state, provincial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments thereto required to be filed by Law with a Governmental Body.

      (kk) "Termination Agreement" means the agreement among the Seller, the Purchaser and Montcap Financial Corporation relating to the termination of the Factoring Services Agreement dated April 2, 2003 between the Seller and Montcap Financial Corporation.

      (ll) "The Seller's knowledge" or "to the knowledge of the Seller" shall mean the best knowledge and belief of any of the Seller's director or officers or of the Shareholder.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1  Brokers

      The Purchaser represents to the Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee from the Purchaser or any commission upon consummation of the transactions contemplated hereby. The Seller represents to the Purchaser that the Seller has retained CIBC Mid-Market Investment Banking as an investment advisor and broker for the sale of the Acquired Business but has not employed any other Person in such connection who might be so entitled to any such fee from the Seller or any such commission. The Seller shall be solely responsible to pay the fee of its investment advisor and broker.

12.2  Expenses

      Except as otherwise provided herein, all costs and expenses (including the fees and disbursements of legal counsel, investment advisors and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

12.3  Announcements

      At all times prior to Closing, any press release or public statement or announcement (a "Public Statement") with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and joint approval of the Seller and the Purchaser unless such Public Statement is required by Law or by any stock exchange, in which case the party required to make the Public Statement shall use its best efforts to obtain the approval of the other party as to the form, nature and extent of the disclosure. After the Closing, any Public Statement by the Seller or the Shareholder shall be made only with the prior written consent and approval of the Purchaser unless the Public Statement is required by Law or by any stock exchange, in which case the Seller or the Shareholder shall use its or his best efforts to obtain the approval of the Purchaser as to the form, nature and extent of the disclosure.

12.4  Successors and Assigns

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Any attempted assignment in violation of the foregoing shall be null and void.

12.5  Schedules and Exhibits

      Any Schedule or Exhibit which is not attached hereto at the time that the Purchaser executes this Agreement may be subsequently attached hereto or incorporated herein if such Schedule or Exhibit is acceptable to the Purchaser. The Schedules and Exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part hereof.

12.6  Entire Agreement; Amendment

      This Agreement, along with the instruments and documents to be delivered at the Closing, embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties including, without limitation, the letter of intent dated as of August 4, 2003 addressed by the Purchaser to the Seller and accepted by the Seller on August 4, 2003. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein and the Seller, the Shareholder and the Purchaser have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by all the parties hereto.

12.7  Counterparts

      This Agreement may be executed in one or more counterparts (including counterparts by facsimile) all of which shall together constitute one and the same instrument.

12.8  Agreement to Take Necessary and Desirable Actions

      The Seller, the Shareholder and the Purchaser each agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

12.9  Headings

      The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.10 Governing Law

      This Agreement shall in all respects be governed by and construed in accordance with the Laws of the Province of Quebec and the federal Laws of Canada applicable therein, without regard to the conflict of laws principles of such Province. The United Nation Convention on the Sale of Goods shall not apply to the transactions contemplated in and by this Agreement.

12.11 Severability

      If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

12.12 Jurisdiction; Consent to Service of Process

      (a) Each of the Purchaser, the Seller and the Shareholder hereby irrevocably and unconditionally submits, for itself/himself and its/his property, to the exclusive jurisdiction of any Quebec court or federal court of Canada sitting in the Province of Quebec, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such Quebec court or, to the extent permitted by Law, in such federal court. Each of the Purchaser, the Seller and the Shareholder agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

      (b) Each of the Purchaser, the Seller and the Shareholder hereby irrevocably and unconditionally waives, to the fullest extent it/he may legally and effectively do so, any objection which it/he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Quebec court or federal court sitting in the Province of Quebec. Each of the Purchaser, the Seller and the Shareholder hereby irrevocably waives, to the fullest extent permitted by Law, the defence of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

      (c) Each of the Purchaser, the Seller and the Shareholder irrevocably consents to service of process in the manner provided for in Section
            10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

12.13 Waiver

      No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of the Seller or the Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.14 Guarantee of the Shareholder

      For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder hereby guarantees the performance (the "Guarantee") by the Seller of its obligations under Section 9.2(a) provided, however, that the liability of the Guarantee of the Shareholder with respect to any Damages shall be limited to an amount equal to 57% of such Damages and to an aggregate liability of $2,850,000. For greater certainty, the Shareholder confirms that it waives the benefits of division and discussion.

12.15 Conditions of the Guarantee

      Subject to the provisions of Section 12.14 above,

      (a) The liability of the Shareholder in respect of the Guarantee shall not be affected by any change or changes in the name, corporate existence or structure of the Seller (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise).

      (b) The liability of the Shareholder hereunder shall not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Purchaser in connection with any duties or liabilities of the Seller to the Purchaser. Without limiting the generality of the foregoing and without releasing, discharging, limiting or otherwise affecting in whole or in part the Shareholder's liability hereunder, without obtaining the consent of or giving notice to the Shareholder, the Purchaser may:

            (i) grant time, renewals, extensions, indulgences, releases and discharges to the Seller;

            (ii)    accept compromises from the Seller; and

            (iii) otherwise deal with the Seller and all other Persons and securities as the Purchaser may see fit, acting reasonably.

      (c) Any account settled or stated in writing by or between the Purchaser and the Seller shall be accepted by the Shareholder as conclusive evidence, absent manifest mathematical error, that the balance or amount thereby appearing due by the Seller to the Purchaser is so due.

      (d) The Shareholder irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this agreement. The Shareholder waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the laws of the Province of Quebec and the laws of Canada, as applicable.

12.16 Language

      The parties hereto acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings executed, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention, ainsi que de tous documents, avis et procedures judiciaires executes, donnes ou intentes, directement ou indirectement, a la suite de ou relativement a la presente convention.

                                   ARTICLE 13
                      SEVERANCE PAYMENTS AND OTHER MATTERS

13.1  Severance Payments

      The Purchaser shall pay, perform or discharge when due, to the complete exculpation of the Seller, or reimburse the Seller for any payments made with respect to any obligations or liabilities of the Seller relating to the termination of those of the employees of the Seller (A) who shall not have agreed to continue their employment with the Purchaser as contemplated under Section 6.1 and (B) listed in Schedule 6.2 including, without limitation, any liabilities to such employees (a) for salary, wages, accumulated overtime, severance payment, obligations or other separation benefits, bonuses, commissions, vacation pay, accumulated vacation time and other compensation, (b) arising out of the Employee Plans and (c) any claim made by any employee listed in Schedule 6.1 or
      Schedule 6.2 in connection with the termination of his/her employment with the Seller or the fact that their employment would not continue with the Purchaser including any fees, honoraries, expenses or any other costs related to any legal recourse of any nature whatsoever filed or undertaken by any of the employees listed in Schedule 6.1 or Schedule 6.2 (collectively, the "Severance Payments").

13.2  Moneris Indemnity

      The Purchaser shall indemnify, defend and save the Seller harmless of and from any and all Damages incurred or suffered by the Seller arising out of or resulting, directly or indirectly, from the failure of the Purchaser to pay any portion of the three hundred and thirty-three thousand Canadian Dollars (CDN$332,000) due to Moneris Solutions Corporation pursuant to the agreement entered into among the Seller, the Purchaser and Moneris Solutions Corporation dated as of the date hereof.

                      Rest of Page Deliberately Left Blank.

      IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.


                                        OPTIMAL SERVICES GROUP INC.

                                        Per: /s/ Gary Wechsler
                                             ----------------------
                                             Name:  Gary Wechsler
                                             Title: Chief Financial Officer


                                        RBA INC.

                                        Per: /s/ Richard Besner
                                             ----------------------
                                             Name:  Richard Besner
                                             Title: President

                                        /s/ Richard Besner
                                        ---------------------------
                                        RICHARD BESNER

                                  INTERVENTION

Optimal Robotics Corp. intervenes to this Agreement to declare having taken cognizance of its provisions and to recognize and agree to be bound by the terms and conditions of the Agreement solidarily with the Purchaser, and hereby waives the benefits of division and discussion for greater certainty.

                                       OPTIMAL ROBOTICS CORP.


                                       Per: /s/ Gary Wechsler
                                            ----------------------
                                            Name:  Gary Wechsler
                                            Title: Chief Financial Officer